Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

CHILDREN’S BEHAVIORAL HEALTH, INC.,

as Buyer,

FAMILY & CHILDREN’S SERVICES, INC.

as Seller,

and

MARY L. WHITE,

as Shareholder.

DATED AS OF OCTOBER 5, 2007

TABLE OF CONTENTS

1.	Defined Terms.		1

2.	The Transaction.		9

	2.1.	Sale and Purchase of Specified Assets.	9
	2.2.	No Other Liabilities.	11

3.	Purchase Price.		13

	3.1.	Purchase Price.	13
	3.2.	Reserved.	13
	3.3.	Allocation of Purchase Price.	13
	3.4.	Reserved.	14
	3.5.	Currency and Method of Payment.	14

4.	Representations and Warranties of Seller and Shareholder.		14

	4.1.	Organization, Good Standing, Qualification and Capitalization.	14
	4.2.	Subsidiaries.	15
	4.3.	Authorization.	15
	4.4.	Compliance with Laws.	15
	4.5.	Consents.	17
	4.6.	Customers and Prospects.	17
	4.7.	Litigation.	18
	4.8.	Intellectual Property.	18
	4.9.	Intentionally Omitted.	21
	4.10.	Agreements; Action.	21
	4.11.	Related-Party Transactions.	22
	4.12.	Seller’s Financial Statements.	22
	4.13.	Changes.	23
	4.14.	Taxes.	24
	4.15.	Permits.	25
	4.16.	Environmental Matters.	25
	4.17.	Disclosure.	25
	4.18.	Obligations.	26
	4.19.	Reserved.	26
	4.20.	Intentionally Omitted.	26
	4.21.	Title to Property and Assets.	26
	4.22.	Insurance.	26
	4.23.	Employee Benefits.	27
	4.24.	Employees, Labor Agreements and Actions.	29
	4.25.	Complaints.	31
	4.26.	Marketing Rights.	31
	4.27.	Real Property.	31
	4.28.	Questionable Payments.	31
	4.29.	Solvency.	31
	4.30.	Clients and Suppliers.	32
	4.31.	Investment Matters.	32
	4.32.	FCCS Representations and Warranties.	32

-i-

5.	Representations and Warranties of Buyer.		32

	5.1.	Organization.	32
	5.2.	Agreement.	33

6.	Intentionally Omitted.		33

7.	Closing.		33

8.	Conditions Precedent to Closing.		33

	8.1.	Conditions Precedent to the Obligations of Buyer.	33
	8.2.	Conditions Precedent to the Obligations of Seller and Shareholder.	36

9.	Certain Continuing Obligations.		38

	9.1.	Transition and Cooperation.	38
	9.2.	Use of Names.	38
	9.3.	Further Assurances.	38
	9.4.	Taxes.	39
	9.5.	Access and Maintenance of Records.	39
	9.6.	Employees of Seller.	39
	9.7.	Performance of Excluded Liabilities.	40
	9.8.	Subordination of Note.	40
	9.9.	No Claim, Demand or Action.	40
	9.10.	Interim Period Adjustments and Related Matters.	40

10.	Restrictive Covenants of Seller and Shareholder.		41

	10.1.	Certain Acknowledgements.	41
	10.2.	Nondisclosure Covenants.	42
	10.3.	Non-Competition and Non-Solicitation Covenants.	42
	10.4.	Certain Exclusions.	43
	10.5.	Enforcement of Covenants.	44
	10.6.	Scope of Covenants.	44

11.	Indemnification.		44

	11.1.	Indemnification by Seller and the Shareholder.	44
	11.2.	Indemnification by Buyer	45
	11.3.	Setoff.	46
	11.4.	Notice of Claims.	46
	11.5.	Determination of a Claim.	46
	11.6.	Resolution of Conflicts.	47
	11.7.	Third Party Claims.	47
	11.8.	Limits on Indemnification.	47
	11.9.	Survival.	48
	11.10.	Payment of Damages.	48
	11.11.	Exclusive Remedies.	48

12.	Other Provisions.		48

-ii-

12.1.	Press Release and Public Announcement.	48
12.2.	Fees and Expenses.	48
12.3.	Notices.	49
12.4.	Interpretation of Representations.	49
12.5.	Reliance by Buyer.	50
12.6.	Entire Understanding.	50
12.7.	Assignment.	50
12.8.	Waivers.	50
12.9.	Severability.	51
12.10.	Counterparts.	51
12.11.	Section Headings.	51
12.12.	References.	51
12.13.	Controlling Law.	51
12.14.	Jurisdiction and Process.	51
12.15.	Waiver of Jury Trial.	51
12.16.	No Third-Party Beneficiaries.	52
12.17.	Delivery by Facsimile or E-mail.	52
12.18.	Interpretation of Agreement.	52

-iii-

Exhibits

Exhibit A	Form of Management Agreement

Exhibit B	Form of Note

Disclosure Schedules

Schedule 2.1.1(c)	Tangible Property Included in Specified Assets
Schedule 2.1.1(d)	Software Included in Specified Assets
Schedule 2.1.2	Certain Excluded Assets
Schedule 2.2.1	Affiliate Obligations
Schedule 4.1.2	Prior Acquisitions by Seller
Schedule 4.1.3	Seller Organizational Information
Schedule 4.1.4	Seller Ownership Information
Schedule 4.2	Seller Joint Ventures and Partnerships
Schedule 4.4.1	Seller Compliance Matters
Schedule 4.4.2	Governmental Body Survey, Monitoring and Audit Reports
Schedule 4.4.3(a)	Missing Permits and Customers Without Valid Provider Agreements
Schedule 4.4.3(b)	Additional Seller Compliance Matters
Schedule 4.4.3(c)	Rate Adjustment and Payment Cap/Ceiling Issues
Schedule 4.4.4	Recoupment Liabilities
Schedule 4.4.5	Cost Reports
Schedule 4.5.1	Third Party Consents
Schedule 4.5.2	Seller Conflicts
Schedule 4.6	Customer Information (including material bids and current prospects)
Schedule 4.7	Litigation
Schedule 4.8	Intellectual Property Matters
Schedule 4.10.1	Agreements with Affiliates
Schedule 4.10.2(a)	Specified Contracts
Schedule 4.10.2(b)	Assumed Specified Contracts (including Expiration Dates and Renewal Process Descriptions)
Schedule 4.10.7	Specified Contracts under or subject to Renegotiation
Schedule 4.10.8	Material Pending Proposals for New Contracts
Schedule 4.11	Related Party Transactions
Schedule 4.12	Financial Statements
Schedule 4.13	Material Changes Since December 31, 2006
Schedule 4.14	List of Tax Returns Filed for Periods Ended on or After December 31, 2003
Schedule 4.15	Permits
Schedule 4.16	Environmental Matters; Environmental Reports and Environmental Permits
Schedule 4.18	Latest Balance Sheet; Certain Seller Obligations

-iv-

Schedule 4.21.1	Leased and Licensed Specified Assets; Mortgages, Loans and Encumbrances on Specified Assets
Schedule 4.22	Insurance Policies
Schedule 4.23.1	Employee Benefit Plans
Schedule 4.23.2	Employee Benefit Plan Issues
Schedule 4.24.1	Employees
Schedule 4.24.6	Employee Confidentiality and Noncompetition Matters
Schedule 4.24.7	List of Employment Contracts, Deferred Compensation Agreements, Bonus Plans, Incentive Plans, Profit Sharing Plans, Retirement Agreements and Other Employees Compensation Agreements
Schedule 4.24.8	Former Employees with Rights to Return to Work
Schedule 4.24.9	Obligations to Employees for Breach by Seller; Employee Reinstatement Orders
Schedule 4.25	Complaints
Schedule 4.26	Marketing Rights Licenses and Restrictions
Schedule 4.27	Real Property
Schedule 4.30	Customer Terminations and Non-Renewals
Schedule 8.1.20	Assigned or Sublet Leaseholds
Schedule 10.3	Services Provided by Buyer and The Providence Service Corporation

-v-

ASSET PURCHASE AGREEMENT

Parties:	Children’s Behavioral Health, Inc.
a Pennsylvania corporation (the “Buyer”)
College Park Plaza Suite 204 Johnstown, PA 15905

Family and Children’s Services, Inc.
a Pennsylvania corporation (the “Seller”) 1392 East State Street Sharon, PA 16146

Mary L. White (the “Shareholder”)

Dated as of:	October 5, 2007

Background

Shareholder is the President of, and owns all of the equity interests in, Seller. Seller provides skilled staff and other administrative support to Family Counseling and Children’s Services, Inc., a Pennsylvania non-profit corporation (“FCCS”) in the performance of the Business in the counties of Crawford, Erie, Mercer and Venango Pennsylvania. The Parties desire that Seller sell and Buyer buy substantially all of the assets of Seller and that Buyer assume certain liabilities of Seller, all on the terms and subject to the conditions set forth in this Asset Purchase Agreement (this “Agreement”). Buyer, Seller and Shareholder are sometimes individually referred to herein as a “Party” and sometimes collectively referred to herein as the “Parties”. Contemporaneously herewith, Buyer and FCCS will enter into a Management Agreement which shall include (i) representations and warranties of FCCS, (ii) provisions for Buyer to manage FCCS’ outpatient clinic; (iii) provisions for the use of the name “Family Counseling and Children’s Services, Inc.”; and (iv) restrictive covenants with respect to the performance of BHRS (the “Management Agreement”) in the form attached hereto as Exhibit A. The employees of Seller will, at Closing, be terminated by Seller and substantially all of such employees will be offered at-will employment by Buyer in accordance with Section 9.6 of this Agreement.

Intending to be legally bound, incorporating the foregoing herein, in consideration of the mutual agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein, the Parties hereto agree as follows:

1. Defined Terms.

Certain capitalized terms used in this Agreement and not specifically defined in context are defined in this Section 1 as follows:

1.1. “Accounting Firm” shall have the meaning set forth in Section 9.10.1(b).

1.2. “Accounts Receivable” means (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract; (b) any note receivable; or (c) any other receivable or right to payment of any nature.

1.3. “Affiliates” shall have the meaning set forth in Section 10.3.

1.4. “Agreed Claim” shall have the meaning set forth in Section 11.5.

1.5. “Agreed Upon Net Working Capital” shall mean One Million Dollars ($1,000,000).

1.6. “Agreement” shall have the meaning set forth in the preamble.

1.7. “Applicable Employees” shall have the meaning set forth in Section 9.6.

1.8. “Asset” means any real, personal, mixed, tangible or intangible property of any nature including Cash Assets, prepayments, deposits, escrows, Accounts Receivable, Tangible Property, Real Property, Software, Contract Rights, Intangibles, Permits, and claims, causes of action and other legal rights and remedies.

1.9. “Assumed Specified Contracts” shall have the meaning set forth in Section 2.1.1(e).

1.10. “BHRS” means behavioral health rehabilitation services.

1.11. “Business” shall mean the business of the provision of any of the following services or combination thereof: (i) BHRS programs including the BHRS provided by Seller; and (ii) the following services for children: mobile therapy, in-home counseling/therapy intensive in-home family therapy and counseling, family preservation programs, wraparound services, school-based services, mentoring, 1:1 and group in-school behavioral monitoring.

1.12. “Buyer” shall have the meaning set forth in the preamble.

1.13. “Buyer Damages” shall have the meaning set forth in Section 11.1.1.

1.14. “Buyer Indemnitees” shall have the meaning set forth in Section 11.1.1.

1.15. “Buyer Plans” shall have the meaning set forth in Section 9.6

1.16. “Cap” shall have the meaning set forth in Section 11.8.

1.17. “Carve-Outs” shall have the meaning set forth in Section 11.8.

1.18. “Cash Asset” means any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets, of Seller.

1.19. “Certificates” shall have the meaning set forth in Section 4.1.4.

1.20. “Closing Date Payment” shall have the meaning set forth in Section 3.1.1.

1.21. “Code” means the Internal Revenue Code of 1986, as amended and any successor statute.

1.22. “Competitive Business” shall have the meaning set forth in Section 10.3(a).

1.23. “Consent” means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application, notice or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

1.24. “Contract” means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature including sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

1.25. “Contract Right” means any right, power or remedy of any nature under any Contract including rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party’s Obligations, rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.

1.26. “Covenants” shall have the meaning set forth in Section 10.1(c).

1.27. “Covered Area” means the counties of Crawford, Erie, Mercer and Venango, Pennsylvania.

1.28. “Current Assets” means the aggregate dollar value of the Accounts Receivable, prepaid expenses and other current assets of Seller as determined in accordance with GAAP.

1.29. “Current Liabilities” means the aggregate dollar value of the accounts payable, accrued expenses and other payables of Seller as determined in accordance with GAAP; provided, that such figure shall specifically exclude the current portion of any long term debt and any Obligation for Taxes, accrued payroll or accrued vacation; and provided further that such figure shall only include such liabilities and Obligations that constitute Specified Liabilities.

1.30. “Customer Contracts” shall have the meaning set forth in Section 4.10.2.

1.31. “Effective Date” shall have the meaning set forth in Section 7.

1.32. “Employees” shall have the meaning set forth in Section 4.24.1.

1.33. “Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, or “qualified asset account” within the meaning of Section 419A of the Code, and any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, equity compensation, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, or other material employee welfare or fringe benefits of any nature, including those benefiting retirees or former employees.

1.34. “Encumbrance” means any interest, consensual or otherwise, in property securing a monetary obligation owed to, or a claim by, a Person other than the owners of the subject property, whether such interest is based on the common law, statute or Contract, or any lien, superlien, security interest, pledge, right of first refusal, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, claim, burden or charge of any nature.

1.35. “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, society or other enterprise, association, organization or entity.

1.36. “Environmental Laws” means all applicable Laws (including consent decrees and administrative orders) relating to the public health and safety and protection of the environment including those governing the use, generation, handling, storage and disposal or cleanup of Hazardous Substances, all as amended.

1.37. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.38. “ERISA Affiliate” shall refer to any trade or business, whether or not incorporated, under common control with the Company within the meaning of Section 414(b) or (c) of the Code and, solely for the purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, within the meaning of Section 414(m) or (o) of the Code.

1.39. “Excluded Assets” shall have the meaning set forth in Section 2.1.2.

1.40. “Excluded Liabilities” shall have the meaning set forth in Section 2.2.

1.41. “FCCS” shall have the meaning set forth in the preamble.

1.42. “Form W-2” shall have the meaning set forth in Section 9.4.2.

1.43. “GAAP” means generally accepted accounting principles under United States accounting rules and regulations, consistently applied, and currently in effect on the date of application.

1.44. “Governmental Body” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.45. “Hazardous Substances” means any substance, waste, contaminant, pollutant or material that has been determined by any Governmental Body to be capable of posing a risk of injury or damage to health, safety, property or the environment including (a) all substances, wastes, contaminants, pollutants and materials defined, designated or regulated as hazardous, dangerous or toxic pursuant to any Law, and (b) asbestos, polychlorinated biphenyls (“PCB’s”), petroleum, petroleum products and urea formaldehyde.

1.46. “Including” means including but not limited to.

1.47. “Indebtedness” shall mean (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) any indebtedness evidenced by any note, bond, debenture or other debt security, (c) any indebtedness of a deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (d) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (e) any indebtedness guaranteed in an manner by a Person (f) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (g) any indebtedness secured by an Encumbrance on a Person’s assets and (h) accrued interest on all of the foregoing enumerated obligations and all premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of such obligations.

1.48. “Indemnified Party” shall have the meaning set forth in Section 11.4.

1.49. “Indemnifying Party” shall have the meaning set forth in Section 11.4.

1.50. “Indemnitee” shall have the meaning set forth in Section 11.3.

1.51. “Insurance Policy” means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker’s compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors’ and officers’ liability, or other insurance policy of any nature.

1.52. “Intangible” means any material name, corporate name, domain name, fictitious name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, symbol, logo, slogan, trade dress, trade secret, know-how, written works, visual works, audio works, multimedia works, Web site, database, information or data created or maintained in any database, design, formula, invention, product, technology, idea, concept, method, process, discovery, Software, or other intangible asset of any nature, whether in use, operational, active, under development or design, non-operative, or inactive, owned, marketed, maintained, supported, used, licensed or otherwise held for use by, or licensed to or with respect to which rights are granted to, a Person, whether arising under statutory or common Law in any jurisdiction or otherwise, and includes the goodwill of the Business symbolized by and associated with such name, corporate name, domain name, fictitious name, trademark, service mark, trade name, brand name, product name, symbol, logo, slogan, or trade dress, and any and all Intellectual Property Rights in and to the foregoing.

1.53. “Intellectual Property Rights” means any and all intellectual property rights of whatever nature and in whatever form including, without limitation, all inventions, patents, trademarks, service marks, registered designs, domain names, pending applications for any of the foregoing, trade and business names, brand names, unregistered trademarks and service marks, unregistered designs and rights in designs, copyrights, database rights, topography rights and rights in computer software, moral rights, performers rights, know-how, other intellectual property rights including all Permits, and all other similar or equivalent industrial, intellectual or commercial rights or property subsisting under the laws of each and every jurisdiction throughout the world whether registered or not, and whether vested, contingent or future, and all divisions, continuations, continuations-in-part, substitutes, reversions, renewals and extensions of any of the foregoing, and all rights under licenses, consents, orders, statutes or otherwise in relation to any of the foregoing, as well as the rights to sue for past, present, and future infringement of any and all such intellectual property rights.

1.54. “JCAHO” means the Joint Commission on Accreditation of Healthcare Organizations.

1.55. “Judgment” means any order, writ, injunction, citation, award, decree or other judgment of any nature of any Governmental Body.

1.56. “Latest Balance Sheet” shall have the meaning set forth in Section 4.18.1.

1.57. “Law” means any provision of any foreign, federal, state or local law, statute, ordinance, charter, constitution, treaty, code, rule, regulation or guideline.

1.58. “Material Adverse Change” means any effect or change that would be (or would be reasonably expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of Seller, taken as a whole (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Buyer has knowledge of such effect or change on the date hereof).

1.59. “Net Working Capital” means Current Assets minus Current Liabilities determined in accordance with GAAP.

1.60. “Non-Assigned Contract” shall have the meaning set forth in Section 2.1.1(e).

1.61. “Note” shall have the meaning set forth in Section 3.1.2.

1.62. “Notice of Claim” shall have the meaning set forth in Section 11.5.

1.63. “Obligation” means any indebtedness, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

1.64. “Permit” means any license, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved or allowed by any Governmental Body.

1.65. “Person” means any individual, Entity or Governmental Body.

1.66. “Presumption” shall have the meaning set forth in Section 10.3(b).

1.67. “Proceeding” means any demand, claim, suit, action, litigation, investigation, arbitration, administrative hearing or other similar proceeding of any nature.

1.68. “Purchase Price” shall have the meaning set forth in Section 3.1.

1.69. “Purchase Price Allocation” shall have the meaning set forth in Section 3.3.1.

1.70. “Real Property” means any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto including easements, covenants, water rights, sewer rights and utility rights.

1.71. “Reportable Transaction” shall have the meaning set forth in Section 4.14.7.

1.72. “Seller” shall have the meaning set forth in the preamble.

1.73. “Seller Damages” shall have the meaning set forth in Section 11.2.1.

1.74. “Seller Group” shall have the meaning set forth in Section 11.1.1.

1.75. “Seller’s Knowledge” or “to the knowledge of Seller” or similar terms shall mean any particular fact or matter actually known or that which could reasonably be expected to be known by the Shareholder, Jeffrey Ludovici and Marilyn Kostoff. The Shareholder is conclusively presumed to have actual knowledge of all information contained in the books, records and files of Shareholder, Seller and FCCS.

1.76. “Seller Employee Benefit Plans” shall have the meaning set forth in Section 9.7.

1.77. “Seller Indemnitees” shall have the meaning set forth in Section 11.2.1

1.78. “Seller’s Intangibles” shall have the meaning set forth in Section 4.8.

1.79. “Seller’s Obligations” shall have the meaning set forth in Section 8.1.17.

1.80. “Seller’s Real Property” shall have the meaning set forth in Section 4.27

1.81. “Software” means any computer program, operating system, application, firmware or software of any nature, whether operational, active, under development or design, non-operational or inactive including all object code, source code, comment code, algorithms, processes, formulae, interfaces, navigational devices, menu structures or arrangements, icons, operational instructions, scripts, commands, syntax, screen designs, reports, designs, concepts, visual expressions, technical manuals, test scripts, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and any data bases necessary to operate any such computer program, operating or other system, application, firmware of software.

1.82. “Specified Assets” shall have the meaning set forth in Section 2.1.1.

1.83. “Specified Contracts” shall have the meaning set forth in Section 4.10.

1.84. “Specified Liabilities” shall have the meaning set forth in Section 2.1.3.

1.85. “Tangible Property” means any furniture, fixtures, leasehold improvements, vehicles, Inventory, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.

1.86. “Tax” means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security, retirement or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature; and (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

1.87. “Tax Allocation Form” shall have the meaning set forth in Section 3.3.1.

1.88. “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, reassessment, collection or payment of any Tax or any exemption therefrom, or in connection with the administration, implementation or enforcement of or compliance with any law relating to any Tax, including any amendment thereto.

2. The Transaction.

2.1. Sale and Purchase of Specified Assets.

Subject to the terms and conditions of this Agreement, at the Closing, (a) Seller shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase from Seller, all right, title and interest in and to the Specified Assets, free and clear of any and all Encumbrances, and (b) Seller shall assign to Buyer, and Buyer shall assume, the Specified Liabilities.

2.1.1. Specified Assets.

The “Specified Assets” means all Assets of Seller as of the Closing Date, wherever located and whether or not reflected on Seller’s books and records, excluding the Excluded Assets. The Specified Assets include the following Assets:

(a) All Intangibles owned by Seller or under development by Seller as of the Closing Date.

(b) All of Seller’s Current Assets including, without limitation, its Accounts Receivable for services rendered on the Effective Date and thereafter, prepaid expenses, security deposits, rent escrows, and other prepayments, deposits and escrows.

(c) All of Seller’s Tangible Property, as set forth on Schedule 2.1.1(c).

(d) All Software set forth on Schedule 2.1.1(d), and all other Software used by Seller and which is not an Excluded Asset.

(e) All of Seller’s Contract Rights under the Specified Contracts (described on Schedule 4.10.2(b)) (“Assumed Specified Contracts”), but excluding Contract Rights under (i) this Agreement and any other Contracts entered into by Seller with Buyer in connection with the transactions contemplated by this Agreement; (ii) all Contract Rights under any Assumed Specified Contracts requiring a Consent that is not obtained on or before the Closing Date (“Non-Assigned Contracts”); provided that, once such Consent is obtained, the Contract Rights under such Specified Contract shall be deemed, automatically and without further action by the Parties, to be included in the Specified Assets as of the date such material Consent is delivered to Buyer.

(f) All insurance benefits, including rights and proceeds, arising from or relating to the Specified Assets or Specified Liabilities prior to the Closing Date (it is understood that Seller will not assign insurance policies to Buyer).

(g) All rights under all Permits granted or issued to Seller or otherwise held by Seller to the extent assignable or transferable.

(h) All of Seller’s rights with respect to telephone numbers, telephone directory listings and advertisements and all of Seller’s goodwill.

(i) All of Seller’s customer lists, prospect lists, supplier lists, referral sources, data bases, computer media, sales, advertising and marketing materials, invoices, correspondence, files, financial and accounting data, books and records, but excluding (i) Seller’s corporate minute books, stock books and related organizational documents; (ii) Seller’s tax records; and (iii) Seller’s files, books and records relating to the Excluded Assets or to Seller’s Obligations not included in the Specified Liabilities (provided that Seller shall provide to Buyer copies of all files, books and records which relate to (a) the Excluded Assets, and the Specified Assets, or (y) both Seller’s Obligations not included in the Specified Liabilities, and the Specified Liabilities).

(j) All of Seller’s claims, causes of action and other legal rights and remedies (other than claims under insurance policies provided the insurance benefits as described in Section 2.1.1(f) are transferred and conveyed to Buyer), whether or not known as of the date hereof, relating to Seller’s ownership of the Specified Assets and/or the performance of the Business, but excluding causes of action and other legal rights and remedies of Seller (i) against Buyer with respect to the transactions contemplated by this Agreement; or (ii) to the extent relating to the Excluded Assets or to Seller’s liabilities not included in the Specified Liabilities.

2.1.2. Excluded Assets.

Notwithstanding anything to the contrary contained in Section 2.1.1 or elsewhere in this Agreement, the following Assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Specified Assets and shall remain the property of Seller after the Closing:

(a) All of Seller’s Cash Assets and bank accounts;

(b) All of Seller’s Accounts Receivable for services rendered prior to the Effective Date.

(c) (i) Seller’s corporate minute books, stock books and related organizational documents; (ii) Seller’s tax records; and (iii) Seller’s files, books and records relating to the Excluded Assets or to Seller’s Obligations not included in the Specified Liabilities;

(d) the shares of capital stock of Seller held in treasury;

(e) all personnel records and other records that Seller is required by Law to retain;

(f) all claims for refund of Taxes and other Governmental Body charges of whatever nature;

(g) all rights under all Insurance Policies owned, held or maintained by Seller or its predecessors (except as set forth in Section 2.1.1(f) and 2.1.1(j)).

(h) all rights of Seller under this Agreement and all agreements contemplated hereby;

(i) those assets set forth on Schedule 2.1.2; and

(j) causes of action and other legal rights and remedies of Seller (i) against Buyer with respect to this Agreement and the transactions contemplated by this Agreement; or (ii) to the extent relating to the Excluded Assets, or to Seller’s liabilities not included in the Specified Liabilities.

2.1.3. Specified Liabilities of Seller.

The “Specified Liabilities” means liabilities and obligations of Seller as of the date hereof under those Assumed Specified Contracts (as described and set forth in Schedule 4.10.2(b)) to which Seller is a party, provided that the incurrence or existence of any such liability or Contract does not constitute a breach or failure of, or a default under, any representation, warranty, covenant or other provision of this Agreement, but only to the extent that such liabilities arise in the ordinary course of performing such Assumed Specified Contracts, in accordance with their respective terms and are not due to any breach or default by Seller under any such Assumed Specified Contract. Notwithstanding the foregoing, the Specified Liabilities of Seller shall not include the liabilities and obligations of Seller under (i) this Agreement or any other Contracts entered into by Seller with Buyer in connection with the transactions contemplated by this Agreement; (ii) any Contracts that constitute or evidence Seller’s Insurance Policies or Seller Employee Benefit Plans; and (iii) any Contracts relating to the formation or acquisition of Seller or any of Seller’s predecessors.

2.2. No Other Liabilities.

Notwithstanding any other provisions of this Agreement, Buyer shall not purchase the Specified Assets subject to, and Buyer shall not in any manner assume or be liable or responsible for any Obligations of Seller other than the Specified Liabilities, and all Obligations of Seller other than the Specified Liabilities shall remain the sole responsibility of Seller (the “Excluded Liabilities”). Without limiting the generality of the foregoing, Buyer shall not in any manner assume or be liable or responsible for, or acquire any Assets of Seller subject to, any of the following Obligations of Seller (which constitute, individually and collectively, the Excluded Liabilities):

2.2.1. Affiliates.

Any Obligation of Seller set forth on Schedule 2.2.1 that exists at or prior to the Closing Date to any shareholder or any current or former shareholder, member, partner, director or controlling Person of Seller, or to any other Person affiliated with Seller, their affiliates and predecessors including Obligations for dividends declared but not paid (“Affiliate Obligations”).

2.2.2. Taxes.

Any Obligation for any Tax, including (a) any Tax payable by Seller with respect to Seller’s Business operations; (b) any Tax payable by Seller with respect to the ownership, possession, purchase, lease, sale, disposition or use of any of Seller’s Assets at any time on or before the Closing Date; and (c) any Tax resulting from the sale of the Specified Assets to Buyer or otherwise resulting from the transactions contemplated by this Agreement, including without limitation any income Taxes and, sales, use, excise or other transfer Taxes incurred by Seller as a result of the transaction.

2.2.3. Obligations Relating to Products and Services.

Any Obligation arising out of or relating to products or services of Seller to the extent under development or design, produced or sold prior to the Closing Date other than to the extent assumed under Section 2.1.3.

2.2.4. Proceedings relating to Pre-Closing Operations of Seller.

Any Obligation of Seller arising out of a Proceeding commenced after the Closing Date to the extent that it relates to any event or circumstance that existed prior to the Closing Date.

2.2.5. Contracts.

Any Obligation under any Contract assumed by Buyer pursuant to Section 2.1.1 that arises after the Closing Date to the extent that such liability arises out of or relates to any breach that occurred prior to the Closing Date.

2.2.6. Transaction Related.

Any Obligation that was or is incurred by Seller in connection with the negotiation, execution or performance of this Agreement and any other Contracts entered into between Buyer and Seller, or among Seller, Buyer and other parties, in connection with the transactions contemplated by this Agreement.

2.2.7. Defaults.

Any Obligation, to the extent the incurrence or existence of which constitutes or will constitute a breach or failure by Seller of, or a default by Seller under, any representation, warranty, covenant or other provision of this Agreement.

2.2.8. Employees.

Any Obligation to any or all Employees of Seller including Obligations under Seller’s Employee Benefit Plans, Obligations for severance pay, bonuses (retention or otherwise) and other termination benefits, and any Obligation arising out of or relating to any Employee grievance based on events occurring prior to the Closing, whether or not the affected Employees are hired by Buyer.

2.2.9. Infringement.

Any Obligation arising in connection with or related to Seller’s (or any of Seller’s predecessors’) actual or alleged infringement, violation, or misappropriation of or interference with any Intellectual Property Right of any Person.

2.2.10. Indemnification.

Any Obligation to indemnify, reimburse or advance amounts to any officer, director, Employee or agent of Seller.

2.2.11. Environmental.

Any environmental, health and safety Obligations arising out of or relating to the performance of the Business or Seller’s leasing, ownership or operating of Seller’s Real Property prior to the Closing, including, without limitation, those Obligations that arise under Environmental Laws.

2.2.12. Undisclosed Obligations. Any Obligation not disclosed by Seller pursuant to Section 4.18 hereof.

2.2.13. Compliance.

Any Obligation arising out of or resulting from Seller’s compliance or non-compliance with any legal requirement or order of any Governmental Body.

2.2.14. Encumbrances.

Any Encumbrance on or affecting Seller’s Assets including the Specified Assets (other than Encumbrances on Specified Assets arising out of actions taken by Buyer after the Closing Date).

3. Purchase Price.

3.1. Purchase Price.

Subject to the adjustments set forth in Section 3.4, the total purchase price for the Specified Assets (“Purchase Price”) shall be consideration in the amount up to Ten Million Dollars ($10,000,000.00), which shall be paid by Buyer to Seller as follows:

3.1.1. Buyer shall pay to Seller, by wire transfer on the Closing Date, the amount of Eight Million Two Hundred Thousand Dollars ($8,200,000.00) (the “Closing Date Payment”) less the Agreed Upon Net Working Capital.

3.1.2. Buyer shall deliver to Seller an unsecured, subordinated promissory note in aggregate amount of One Million Eight Hundred Thousand Dollars ($1,800,000.00) and being in the form as set forth in the form of Note attached as Exhibit B (the “Note”).

3.2. Reserved.

3.3. Allocation of Purchase Price.

3.3.1. Seller and Buyer recognize and shall comply with their mutual obligations pursuant to Section 1060 of the Code (and any similar provisions of state, local or foreign law)

and the Treasury Regulations promulgated thereunder to timely file IRS Form 8594 Asset Acquisition Statement (and any corresponding state, local or foreign form required by a Government Body) (the “Tax Allocation Form”) with their respective Tax Returns. The Purchase Price and the Specified Liabilities shall be allocated among the Specified Assets in accordance with the Latest Balance Sheet, which shall be jointly agreed to by Seller and Buyer (the “Purchase Price Allocation”). Seller and Buyer shall timely file the Tax Allocation Form and all Tax Returns in accordance with the Purchase Price Allocation. Neither Seller nor Buyer shall take any position in any Tax Return, tax proceeding or audit that is inconsistent with the Purchase Price Allocation.

3.4. Reserved.

3.5. Currency and Method of Payment.

All dollar amounts stated in this Agreement are stated in United States currency, and all payments required under this Agreement shall be paid in United States currency. All payments required under this Agreement shall be made by wire transfer of immediately available United States federal funds.

4. Representations and Warranties of Seller and Shareholder.

As a material inducement to Buyer to enter into this Agreement, knowing that Buyer is relying thereon, and to carry out the transactions contemplated hereunder, Seller and the Shareholder, jointly and severally, represent, warrant and covenant to Buyer that, except as specifically referenced in this Agreement and as set forth on Disclosure Schedules hereto furnished to Buyer prior to execution hereof and attached hereto specifically identifying the relevant Section and subsection hereof, which exceptions shall be deemed to be part of these representations and warranties as if made hereunder:

4.1. Organization, Good Standing, Qualification and Capitalization.

4.1.1. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Seller is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required. Seller has all required power and authority necessary to own and operate its properties, to carry on its business, as now conducted, and to carry out the transactions contemplated by this Agreement.

4.1.2. Seller does not own any securities of any corporation or any other interest in any Person. Except as set forth on Schedule 4.1.2, Seller has never acquired or succeeded to all or any portion of the Assets or businesses of any other Person, and there is no other Person that may be deemed to be a predecessor of Seller.

4.1.3. Schedule 4.1.3 sets forth, for Seller: (i) its exact legal name; (ii) its corporate business form and jurisdiction and date of formation; (iii) its federal employer identification number; (iv) its headquarters address, telephone number and facsimile number; (v) its members or managers and officers, indicating all current title(s) of each individual; (vi) its registered agent and/or office in its jurisdiction of formation (if applicable); (vii) all foreign jurisdictions in which it is qualified or registered to do business, the date it so qualified or registered, and its registered agent and/or office in each such jurisdiction (if applicable); (viii) all fictitious, assumed or other names of any type that are registered or used by it or under which it has done business in the past two (2) years; and (ix) any name changes, recapitalizations, mergers, reorganizations or similar events in the past two (2) years.

4.1.4. Seller is owned by those Persons listed on Schedule 4.1.4, and no other Person has any ownership interest in Seller. The Specified Assets are owned directly by Seller, and no other Person has any direct or indirect ownership interest in them. No other Person has any right, option, warrant, subscription or other arrangement to purchase the Specified Assets.

4.2. Subsidiaries.

Seller does not presently own or control, directly or indirectly, or hold any rights to acquire, any interest in any other corporation, association or other business Entity nor has Seller ever held such interest. Except as set forth in Schedule 4.2, Seller is not a participant in any joint venture, partnership or similar arrangement nor has Seller ever been a participant in any such arrangement.

4.3. Authorization.

Seller and the Shareholder each has the right, power, capacity and authority to enter into and perform its or her obligations under this Agreement and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller and the Shareholder, has been duly authorized by all necessary actions by its board of directors and equity owners, as applicable. This Agreement constitutes a valid and legally binding obligation of Seller and of the Shareholder, enforceable in accordance with its respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.4. Compliance with Laws.

4.4.1. Except as set forth on Schedule 4.4.1: (a), Seller is presently in full compliance with each Judgment and with each Law that is applicable to it or to the conduct of the Business or the ownership or use of the Specified Assets; (b) except where such non-compliance would not, individually or in the aggregate, result in a Material Adverse Change, Seller has at all times in the past been in full compliance with each Judgment or Law that is or was applicable to it or to the conduct of the Business or use of Specified Assets; (c) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Judgment or Law; and (d) Seller has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Judgment or Law, except where such failure or violation would not, individually or in the aggregate, result in a Material Adverse Change, (ii) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature in either case of (i) or (ii) which has not been resolved without further liability or obligation of Seller on a going-forward basis, or (iii) the loss of participation in any governmental program applicable to the Business.

4.4.2. There are no survey, monitoring and/or audit reports prepared by any Government Body in connection with reviewing compliance by Seller with respect to the Business in connection with any governmental programs or Laws which have been delivered to Seller nor for which unresolved matters remain outstanding, except as set forth on Schedule 4.4.2, and all such reports have been made available to Buyer. Except as set forth in Schedule 4.4.2, at no time has Seller been suspended from providing services (including the direction of a Governmental Body not to renew a contract), from participation in any government programs with respect to the Business.

4.4.3. (a) Except as set forth on Schedule 4.4.3(a), Seller does not hold any Permits for participation in, and is not a party to any provider agreements for payment or any government programs for the provision of services provided as part of the Business. No service location of Seller receives any payments pursuant to any government program(s).

(b) Except as set forth in Schedule 4.4.3(b): (i) Seller is in compliance with all conditions of participation in and eligibility requirements for applicable government programs applicable to Seller; (ii) Seller has timely filed with each Governmental Body all cost reports or similar filings required to be filed by it under federal and state law in connection with its operations, except where failure to timely file would not, individually or in the aggregate, result in a Material Adverse Change, and all such cost reports or similar filings comply in all material respects with applicable legal requirements; and (iii) all billing practices of Seller have been in material compliance with all applicable Laws and Seller has not billed for or received any payment or reimbursement in excess of amounts allowed by Laws.

(c) Except as set forth on Schedule 4.4.3(c), with respect to the Seller there does not exist (i) any, nor to the knowledge of Seller there are no pending, statutory or regulatory changes or any administrative rulings which would adversely affect the Business, (ii) any retroactive and/or prospective rate adjustments or, to the knowledge of Seller, there are no pending, or threatened, recapture, offset, recoupment or withholding of payments which would affect the level of program payments received by Seller with respect to the Business, and/or (iii) any freezes and/or funding reductions related to payments received by Seller from any government programs or other third party payors with respect to the Business and/or (iv) any, nor to the knowledge of Seller there no currently pending or threatened, investigations (other than routine agency monitoring) of Seller by, or loss or suspension of participation in, any government programs with respect to the Business. Except as set forth on Schedule 4.4.3(c), Seller has not exceeded any cap or ceiling applicable to payments which may be received from any government programs applicable to the Business during any period, and Seller has no obligation to return or refund to any government programs or Governmental Body any payments received in excess of any applicable payment cap or ceiling with respect to the Business.

4.4.4. Except as set forth on Schedule 4.4.4: Seller has no liabilities to any third party fiscal intermediary or carrier administering the government programs, directly to the government programs or any Governmental Body or to any other third party payer for the recoupment of any amounts previously paid to Seller by any such third party fiscal intermediary or carrier, government program or other third party payer with respect to the Business. There are no pending and, to the knowledge of Seller, threatened actions by any third party fiscal intermediary or carrier, government program or other third party payer to suspend payments to Seller with respect to the Business.

4.4.5. Except as set forth in Schedule 4.4.5, Seller has never filed any cost reports.

4.4.6. Without in any way limiting the foregoing provisions contained in this Section 4.4, Seller has provided to and/or obtained from any applicable Governmental Body, and continues to maintain, all Permits necessary for Seller to qualify for any governmental program payment or reimbursement in which Seller participates with respect to the Business.

4.5. Consents.

4.5.1. Except as set forth on Schedule 4.5.1, no Consent of any Person, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Body on the part of Seller is required in connection with the consummation of the transactions contemplated by this Agreement.

4.5.2. Except as set forth on Schedule 4.5.2, the execution and delivery of this Agreement by Seller or the Shareholder does not, and the consummation of the transactions contemplated hereby will not, (a) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or (b) give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit or a right of indemnification under (i) any provision of the Articles of Incorporation or By-Laws of Seller, (ii) any Contract to which Seller or Shareholder is bound, or (iii) any Permit, judgment, order or decree applicable to Seller, or its properties or Assets or (iv) any Law or any other legal requirement of any Governmental Body applicable to Seller.

4.6. Customers and Prospects.

The customers who have contracts with FCCS for whom Seller performs BHRS are listed on Schedule 4.6. Schedule 4.6 contains an accurate and complete list of all material current prospects and bids for contracts of FCCS for whom Seller may perform BHRS. Except as set forth on Schedule 4.6, none of FCCS customers for whom Seller performs BHRS have given notice or otherwise indicated to Seller that (a) it will or intends to terminate or not renew its Contract with FCCS before the scheduled expiration date, (b) it will otherwise terminate, modify or change its relationship with FCCS, or (c) it may otherwise reduce the volume of business transacted with FCCS below historical levels. Except as set forth on Schedule 4.6, Seller has not experienced any problems with FCCS’ customers which would constitute a Material Adverse Change. Subject to obtaining required consents described in Schedule 4.5.1, to the knowledge of Seller, the transactions contemplated hereby will not adversely affect the existing contractual relationships with any of FCCS’ customers for whom Seller performs BHRS.

4.7. Litigation.

Except as set forth on Schedule 4.7, there is no action, suit, proceeding or investigation pending or to Seller’s knowledge, currently threatened against Seller (or, to Seller’s knowledge, threatened against or affecting any of the officers, directors, managers or employees of Seller) including any such action, suit, proceeding or investigation (a) that questions the validity of this Agreement or the right of Seller to enter into this Agreement or to consummate the transactions contemplated hereby or thereby, (b) that might result, either individually or in the aggregate, in a Material Adverse Change, financially or otherwise, or (c) that might result in any change in the current equity ownership of Seller. Seller has no knowledge that there are any basis for the foregoing. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or, to the knowledge of Seller, threatened (or any basis therefore known to Seller) involving the current or prior employment of any of Seller’s employees, their use in connection with the Business of any information or techniques or other Intangibles allegedly proprietary to any of their former employers or their obligations under any agreements with any current or prior employers. Except as set forth on Schedule 4.7, Seller is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. Seller has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or adverse effect which may be material to the Business now or in the future. There is no action, suit, proceeding or investigation by Seller currently pending or that Seller intends to initiate.

4.8. Intellectual Property.

4.8.1. Schedule 4.8 contains a complete and accurate list of all Intangibles owned, marketed, licensed, supported, maintained, used or under development or design by, or licensed to or with regard to which rights are granted to, Seller, or in which Seller otherwise has any interest, in any part of the world (the “Seller’s Intangibles”), which are (a) registered by Seller with any Governmental Body or for which a registration application has been filed by Seller with any Governmental Body or which are otherwise material trade names or trademarks used by Seller in connection with the Business (b) developed specifically for, and owned by or licensed to, Seller (including, without limitation, any proprietary software of Seller, and (c) material Software used in connection with operation of Seller (other than off-the-shelf Software used pursuant to “shrink-wrap” or “click-wrap” licenses obtained in the ordinary course of business). Schedule 4.8 also includes, with respect to Intangibles described in the immediately preceding sentence, (a) a brief description of such Intangible and the owner of the right, title and interest in and to the such Intangible and (c) the names of the jurisdictions covered by the applicable registration or application, and, in the case of Software, a product description. Except as set forth on Schedule 4.8, no other Intangibles, other than the goodwill of Seller, are used to operate Seller. Seller is the absolute legal and beneficial owner of Seller’s Intangibles, or, to the extent not owned by Seller, has and at all times has had the right to use Seller’s Intangibles pursuant to a valid written license (except as set forth with respect to curriculum, and certain Software and Intangibles provided by Seller ‘s customers as described on Schedule 4.8), a complete and accurate copy of which written licenses (other than licenses for off-the-shelf

Software used pursuant to “shrink-wrap” or “click-wrap” licenses in the ordinary course of business) have been provided to Buyer. All documents that are relevant to the title or interest of Seller in any Seller’s Intangible are in the possession of Seller. Except as set forth on Schedule 4.8, Seller has not commissioned, engaged or used any third parties to create or contribute to any work for it that may contain or produce Intellectual Property Rights, and has not entered into any Contracts or arrangements with any of its officers or other Employees or any other Persons such that any of those Persons may retain any Intellectual Property Rights in work they create for or contribute to Seller during the course of their engagement by Seller. No Intangibles owned by any current, former, or prospective employee of Seller are or have been used in Seller or the Business or are necessary for the Business as presently conducted or proposed to be conducted by Seller, except to the extent such Intangibles have been irrevocably assigned or licensed to Seller as of the Closing Date pursuant to a valid written document, a complete and accurate copy of which document has been provided to Buyer.

4.8.2. Except as set forth on Schedule 4.8, Seller has good and marketable title to, and has the full right to use, all of Seller’s Intangibles, free and clear of any Encumbrance, restriction on use or disclosure obligations. No rights or permission of Seller or any other Person are necessary to use, make, manufacture, reproduce, distribute, display, perform, market, license, sell, offer to sell, modify, adapt, translate, enhance, improve, update, and/or create derivative works based upon Seller’s Intangibles.

4.8.3. Schedule 4.8 also contains a complete and accurate list of all licenses and other rights granted by Seller to any Person with respect to any Intangibles or Intellectual Property Rights and all licenses and other rights granted by any Person to Seller with respect to any Intangibles or Intellectual Property Rights, in each case identifying the subject Intangible or Intellectual Property Rights. To Seller’s Knowledge, the owners of any Intellectual Property Rights licensed to Seller have taken all necessary and desirable actions to maintain and protect the Intellectual Property Rights that are subject to such licenses. Except as set forth on Schedule 4.8, the transactions contemplated by this Agreement will have no adverse effect on Seller’s right, title and interest in and to the Intellectual Property Rights of Seller in or to any of Seller’s Intangibles, which right, title, and interest is being transferred to Buyer pursuant to this Agreement. Except as set forth on Schedule 4.8, upon consummation of the transactions contemplated by this Agreement and on the Closing Date, Buyer will be entitled to continue to use all of Seller’s Intangibles, and all Intellectual Property Rights currently used by Seller in the conduct of the Business, to the same extent and under the same conditions that Seller has heretofore used such.

4.8.4. To Seller’s Knowledge, none of Seller’s Intangibles or their respective past or current uses or future uses as presently contemplated by Seller, including the preparation, distribution, marketing or licensing thereof, has violated or misappropriated, interfered with, or infringed upon, or is violating or misappropriating, interfering with, or infringing upon, any Intellectual Property Right or other proprietary right of any Person. None of Seller’s Intangibles are subject to any Judgment. No Proceeding is pending or to Seller’s knowledge is threatened, nor has any claim or demand been made or notice been given, which challenges or challenged the legality, validity, enforceability, use or exclusive ownership by Seller of any of Seller’s Intangibles or any Intellectual Property Rights therein or thereto, nor, to Seller’s knowledge, are there any valid grounds for, or other grounds likely to give rise to, same. With respect to Seller’s

Intangibles owned by Seller and included in the Specified Assets, and, to Seller’s knowledge, with respect to Seller’s Intangibles not owned by Seller, no Person is violating or misappropriating, interfering with, or infringing upon, or has violated or misappropriated, interfered with, or infringed upon at any time, any Intellectual Property Right in or to such Seller’s Intangibles.

4.8.5. Except as set forth on Schedule 4.8, all of Seller’s Intangibles were created as a work or invention for hire (as defined under U.S. copyright or patent law, as applicable, or such similar concept under any other Law in any applicable jurisdiction) by regular full time employees of Seller in the scope of such person’s employment with Seller. To the extent that any author, creator, contributor, or developer of Seller’s Intangibles was not a regular full-time employee of Seller at the time such person authored, created, contributed to, or developed such Seller’s Intangibles or such authoring, creation, contribution or development was not in the scope of such person’s employment with Seller, such author, creator, contributor, or developer has irrevocably assigned to Seller in writing all Intellectual Property Rights and other proprietary rights in such person’s work with respect to such Seller’s Intangibles. All authors, creators, contributors, and developers of Seller’s Intangibles have waived any and all paternity, integrity, moral and other similar rights that they may have now, or in the future, in Seller’s Intangibles.

4.8.6. All material written agreements relating to Intellectual Property Rights to which Seller is a party or under which Seller may have, or may have acquired, any Intellectual Property Rights, other than off-the-shelf “shrink-wrap” or “click-wrap” licenses for Software, are set forth on Schedule 4.8.

4.8.7. Except as set forth on Schedule 4.8, Seller has maintained and protected, and as applicable, registered, all Intellectual Property Rights with respect to Seller’s Intangibles.

4.8.8. Any and all licenses, sublicenses and other Contracts covering or relating to any of Seller’s Intangibles or to which Seller is a party under which Seller uses any Seller’s Intangible are legal, valid, binding, enforceable and in full force and effect, and upon consummation of the transactions contemplated hereby, to the extent included in the Specified Assets, will continue to be legal, valid, binding, enforceable and in full force and effect on terms identical to those in effect immediately prior to the consummation of the transactions contemplated hereby. Seller is not in breach of or default under any license, sublicense or other Contract covering or relating to any Seller’s Intangible nor has it performed any act or omitted to perform any act which, with notice or lapse of time or both, will become or result in a material violation, breach or default or give rise to indemnification thereunder. No Proceeding is pending or to Seller’s knowledge, is being or has been threatened, nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of any license, sublicense or other Contract covering or relating to any Seller’s Intangible. There are no outstanding payments either to or from Seller in respect of any license or other Contract relating to any of Seller’s Intangibles.

4.9. Intentionally Omitted.

4.10. Agreements; Action.

4.10.1. Except for agreements specifically contemplated hereby or disclosed in Schedule 4.10.1, there are no agreements, understandings or proposed transactions between Seller and any of its officers, directors, affiliates or any affiliate thereof.

4.10.2. Schedule 4.10.2 contains an accurate and complete list of all of the following types of Contracts to which Seller is a party or by which Seller is bound (collectively, the “Specified Contracts”), grouped into the following categories: (i) customer Contracts under which Seller provides products and services (the “Customer Contracts”); (ii) Contracts for the purchase or lease of Real Property or otherwise concerning Real Property owned or used by Seller; (iii) loan agreements, mortgages, notes, guarantees and other financing Contracts; (iv) Contracts for the purchase, lease and/or maintenance of computer equipment and other equipment, Contracts for the purchase, license, lease and/or maintenance of Software or other Intangibles under which Seller is the buyer, licensee, lessee or user; and other supplier Contracts; (v) employment, consulting and sales representative Contracts (excluding Contracts which constitute Employee Benefit Plans listed on Schedule 4.23.1, and excluding oral Contracts with employees for “at will” employment); (vi) Contracts under which any material rights in and/or ownership of any Software product (other than “shrink-wrap” or “click-wrap” software licenses obtained in the ordinary course of business), technology or other Seller Intangible, or any prior version thereof, or any part of the customer base, business or Specified Assets, were acquired; (vii) Contracts containing clauses that prohibit or restrict Seller from soliciting any employee or customer of any other Person or otherwise prohibiting or restricting Seller from engaging in any business and (viii) other Contracts material to Seller and the Business (excluding Contracts which constitute Insurance Policies listed on Schedule 4.22). A description of each oral Specified Contract is included on Schedule 4.10.2, and true and correct copies of each written Specified Contract (including all amendments and other modifications thereto) have been delivered to Buyer. The Assumed Specified Contracts are described on Schedule 4.10.2(b).

4.10.3. Each of Seller’s customers are bound by a written or oral Customer Contract and each such Customer Contract is described in Schedule 4.10.2(b).

4.10.4. All of the Contracts set forth on Schedule 4.10.2(b) are valid, binding and enforceable in accordance with their respective terms. Seller has performed all material obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any such Contract, and Seller does not have any present expectation or intention of not fully performing all such obligations. No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by or indemnification obligation of Seller under any such Contract. Seller has no knowledge of any breach or anticipated breach by the other parties to any such Contract.

4.10.5. Schedule 4.10.2(b) sets forth the expiration date for each Customer Contract and a brief description of (i) status of the renewal process, and (ii) status of the consent to assignment process.

4.10.6. The performance of the Specified Contracts in accordance with their respective terms will not result in any violation of or failure to comply with any Judgment or Law applicable to Seller on or prior to the date hereof.

4.10.7. Except as set forth on Schedule 4.10.7, no Person is renegotiating, or has the right to renegotiate outside the terms of the respective contract, any amount paid or payable to Seller under any Specified Contract or any other term or provision of any Specified Contract.

4.10.8. Subject to completion of renewal of any Customer Contracts currently subject to renewal, the Specified Contracts are all of the Contracts relevant to Seller and the Business as currently conducted or proposed to be conducted by Seller, or necessary to operate the Business. Except as set forth on Schedule 4.10.8, there are no currently outstanding proposals or offers submitted by Seller to any customer, prospect, Governmental Entity or other Person which, if accepted, would result in a legally binding Contract involving an amount or commitment exceeding $25,000 in any single case or an aggregate amount or commitment exceeding $25,000 in the aggregate.

4.11. Related-Party Transactions.

Except as set forth on Schedule 4.11: (i) no employee, shareholder, equity holder, officer, director or manager of Seller or member of his or her immediate family is indebted to Seller, nor is Seller indebted (or committed to make loans or extend or guarantee credit) to any of them, (ii) none of such persons has any direct or indirect ownership interest in any firm or corporation with which Seller is affiliated or with which Seller has a business relationship, or any firm or corporation that competes with Seller, and (iii) no members of the immediate family of any officer or director of Seller are directly or indirectly interested in any Contract with Seller.

4.12. Seller’s Financial Statements.

Seller and Shareholder have delivered to Buyer (and such Financial Statements are attached as Schedule 4.12.1) the following financial statements and related notes (collectively the “Financial Statements”): (a) Statements of Assets, Liabilities and Equity, Statements of Revenues and Expenses, Statements of Retained Earnings for the years ended December 31, 2006, December 31, 2005 and December 31, 2004, and (b) Seller’s internally prepared financial statements for the period ended August 31, 2007 which were prepared on an accrual accounting basis (the “Interim Financial Statements”). The Financial Statements (including any notes thereto) are accurate and consistent with the books and records of Seller (which, in turn, are accurate and complete) and except as otherwise noted therein have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other (subject, in the case of the Interim Financial Statements, to customary year-end adjustments and the absence of footnotes). The Financial Statements fairly present the financial condition and operating results of Seller as of the dates, and for the periods, indicated therein, subject to normal year-end adjustments and the absence of footnotes with respect to the Interim Financial Statements. Except as disclosed in the Financial Statements, Seller is not a guarantor or indemnitor of any indebtedness of any other Person, firm or corporation.

4.13. Changes.

Except as set forth on Schedule 4.13, since December 31, 2006 there has not been:

(a) any change in the Specified Assets, liabilities, financial condition or operating results of Seller from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Specified Assets, properties, financial condition, operating results or Business of Seller;

(c) any waiver by Seller of a material right;

(d) any satisfaction or discharge of any lien, claim or Encumbrance or payment of any obligation by Seller, except in the ordinary course of business and that is not material to the Specified Assets, properties, financial condition or operating results of Seller or the Business;

(e) any material change or amendment to a Contract or arrangement by which Seller or any of the Specified Assets or properties is bound or subject;

(f) any material change in any compensation arrangement or agreement with any Employee of Seller;

(g) any sale, assignment or transfer of any Intellectual Property Rights or Intangibles, or disclosure of any proprietary or confidential information to any Person;

(h) any resignation or termination of employment of any key officer of Seller; and Seller does not know of the impending resignation or termination of employment of any such officer;

(i) any mortgage, pledge, transfer of a security interest in, or lien, created by Seller, with respect to any of Seller’s properties or Assets, except liens for taxes not yet due or payable;

(j) receipt of notice that there has been a loss of any customer of Seller;

(k) any capital expenditures or commitments that were not included in Seller’s capital expenditure budget for the fiscal year ending December 31, 2007;

(l) to Seller’s knowledge, any other event or condition of any character that might materially and adversely affect the Specified Assets, or the properties, financial condition or operating results of Seller or the Business; or

(m) any agreement or commitment by Seller or Seller to do any of the things described in this Section 4.13.

4.14. Taxes.

4.14.1. Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by Seller (whether or not shown on any Tax Return) have been paid. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

4.14.2. Seller does not expect any Governmental Body to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Seller. Schedule 4.14 lists all federal, state, local, and foreign income Tax Returns filed by Seller with respect to Seller for taxable periods ended on or after December 31, 2003, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.

4.14.3. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

4.14.4. None of the Specified Liabilities is an obligation to make a payment that will not be deductible under Section 280G of the Code or that will be subject to an enhanced tax rate under Section 409A of the Code.

4.14.5. Except as set forth on Schedule 4.14, Seller has complied (and until the Closing Date will comply) with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other Laws, and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper Governmental Body all amounts required. Seller has undertaken in good faith to appropriately classify all service providers as either employees or independent contractors for all Tax purposes. Seller (i) has collected and remitted all applicable sales and/or use Taxes to the appropriate authorities or (ii) has obtained, in good faith, any applicable sales and/or use Tax exemption certificates from its customers.

4.14.6. Seller (a) has not been a member of an affiliated group filing a consolidated federal income tax return and (b) has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

4.14.7. Seller has disclosed to the Internal Revenue Service on the appropriate Tax Returns any Reportable Transaction in which Seller has participated. Seller has retained all documents and other records pertaining to any Reportable Transaction in which

Seller has participated, including documents and other records listed in Treasury Regulation Section 1.6011-4(g) and any other documents or other records which are related to any Reportable Transaction in which Seller has participated but not listed in Treasury Regulation Section 1.6011-4(g). For purposes of this Section 4.14.7, the term “Reportable Transaction” shall have the meaning set forth in Treasury Regulation Section 1.6011-4(b).

4.15. Permits.

Seller has all Permits, licenses necessary for the conduct of the Business as presently conducted, a list of which is set forth on Schedule 4.15. Seller is not in default under any of such Permits.

4.16. Environmental Matters.

Except as disclosed in Schedule 4.16, (a) Seller is now and has at all times been in compliance in all material respects with applicable Environmental Laws, (b) Seller is not subject to any pending or, to Seller’s knowledge, threatened or contemplated Proceeding alleging violation of any Environmental Law or alleging responsibility for any environmental condition at any site, (c) Seller has not received any written notice that it is potentially responsible for any environmental condition at any site or potentially liable for any claim arising under Environmental Laws; (d) Seller has not received a request for information under CERCLA or any state or local counterpart; (e) Seller has not disposed of or released Hazardous Substances nor, to Seller’s knowledge, are underground or aboveground storage tanks, fuel tanks, asbestos containing materials or polychlorinated biphenyls present on, in, at or under any real property now or heretofore owned or leased by Seller; (f) Seller has not disposed of or released any Hazardous Substances in or at any other real property; (g) Seller has all material Permits and approvals required by Environmental Laws to conduct its business and Seller has not received any notice that any Governmental Body intends to cancel, terminate or not renew any such permit or approvals; (h) Seller has not agreed to indemnify any predecessor or other party, including a buyer, seller, landlord or tenant, with respect to any environmental liability nor has Seller agreed to assume the environmental liability of any person by contract, agreement, or operation of law; (i) the transactions contemplated hereby are not subject to any state environmental transfer laws and no governmental approval, clearance or consent is required under any Environmental Law for such consummation or for Seller to continue its business after the Closing; (j) to Seller’s knowledge, no other Person has released Hazardous Substances at any property now or formerly owned or operated by Seller or in a location that could threaten or contaminate such properties with any Hazardous Substances; and (k) Seller has delivered copies to Buyer of all environmental reports and permits (each of which, if any, is listed on Schedule 4.16), and all suits, information requests, orders, notices of violation, closure letters, site status letters and similar documentation, related to Environmental Laws which are in Seller’s possession or control, and has disclosed to Buyer its material waste handling practices and its transportation or use, if any, of Hazardous Substances.

4.17. Disclosure.

Neither this Agreement (including all the Exhibits and Disclosure Schedules hereto) nor any other statements or certificates made or delivered in connection herewith or therewith by Seller or Shareholder contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made. Except as set forth in this Agreement and the Disclosure Schedules, there is no fact that Seller or Shareholder has not disclosed to Buyer in writing and of which it is aware that would constitute a Material Adverse Change.

4.18. Obligations.

4.18.1. The balance sheet for Seller as of October 1, 2007 is set forth on Schedule 4.18, and was prepared in accordance with GAAP (“Latest Balance Sheet”). Such balance sheet is itemized by balance sheet account.

4.18.2. Seller has no Obligations other than (i) Obligations which constitute Current Liabilities on the Latest Balance Sheet, (ii) Obligations under Contracts of the type listed on Schedule 4.10, provided that as of the date of the Latest Balance Sheet, no such Obligation consisted of or resulted from a default under or violation of any such Contract, and (iii) Obligations which constitute trade payables and accrued expenses which (x) were incurred since the date of the Latest Balance Sheet in the ordinary course of the Business,(y) were not incurred in breach of any of the representations and warranties made in this Section 4, and (z) have not been due and owing for more than sixty (60) days.

4.19. Reserved.

4.20. Intentionally Omitted.

4.21. Title to Property and Assets.

4.21.1. Schedule 4.21.1 accurately identifies all Specified Assets that are being leased or licensed to Seller.

4.21.2. Except as set forth on Schedule 4.21.1, the Specified Assets are owned by Seller free and clear of all mortgages, loans and Encumbrances, except (i) for statutory liens set forth on Schedule 4.21 for the payment of current taxes that are not yet delinquent, and (ii) for Encumbrances and security interests set forth on Schedule 4.21 that arise in the ordinary course of business, none of which, individually or in the aggregate, impair Seller’s ownership or use of such property or Assets. With respect to the property and Specified Assets it leases, Seller is in compliance with such leases and holds a valid leasehold interest free of any Encumbrances, subject to clauses (i) and (ii) above which do not, individually or in the aggregate, impair such leasehold rights.

4.21.3. Other than the Specified Assets, no other Assets are necessary to operate, or have been material to or used in, the operation of, Seller or the Business.

4.22. Insurance.

Seller has in full force and effect Insurance Policies as described in Schedule 4.22. Seller is not in default with respect to its obligations under any Insurance Policy maintained by it, and Seller has not been denied insurance coverage. No notice of cancellation or non-renewal has been furnished to Seller and no cancellation or non-renewal has been threatened or contemplated with respect to any such Insurance Policy.

4.23. Employee Benefits.

4.23.1. Schedule 4.23.1 contains a complete and correct list of each Seller Employee Benefit Plan that Seller maintains, to which Seller contributes or has any obligation to contribute, or with respect to which Seller has any Obligations. Schedule 4.23.1 identifies all such Seller Employee Benefit Plans that are Welfare Plans and provide for continuing benefits or coverage for any participant or beneficiary of a participant after such participant’s termination of employment, except coverage or benefits required by Part 6 of Title I of ERISA or Section 4980B of the Code if paid 100% by the participant or beneficiary. No Seller Employee Benefit Plan is a plan subject to Title IV of ERISA. None of Seller or its ERISA Affiliates has or had after September 25, 1980, an obligation to contribute to a “multiemployer plan” within the meaning of Section 3(37) or ERISA or a “multiple employer plan” subject to Code Section 413(c).

4.23.2. Except as set forth on Schedule 4.23.2:

(a) True, complete and correct copies of the following documents, with respect to each of such Seller Employee Benefit Plans, have been delivered to Buyer: (A) all plan documents, including trust agreements, insurance policies and service agreements, and amendments thereto, (B) the most recent Form 5500, any financial statements attached thereto and those for the prior three years and the “top hat” notice filed with the Department of Labor with respect to any applicable Employee Pension Plan, (C) the last Internal Revenue Service determination letter and the application and supporting documentation and correspondence submitted to the Internal Revenue Service with respect thereto, (D) summary plan descriptions, (E) the most recent actuarial report and those for the prior three years, (F) the most recent nondiscrimination, top heavy and maximum contribution testing results and those for the prior three years, and (G) written descriptions of all non-written agreements relating to any such plan;

(b) Each such Seller Employee Benefit Plan conforms with all applicable provisions of ERISA, the Code and any other applicable laws (including the rules and regulations thereunder);

(c) Each such Seller Employee Benefit Plan intended to qualify under Section 401 of the Code is so qualified in form and all trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and, nothing has occurred with respect to the operation of such plans which reasonably could be expected to cause the loss of such qualification or exemption or the imposition of any lien, penalty or tax under ERISA or the Code, and neither Seller nor its ERISA Affiliates have received any material adverse notice (including, without limitation, any notice of audit, investigation, penalty, liability for non-payment of Tax or other noncompliance) concerning a Seller Employee Benefit Plan from the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation within the four years preceding the date of this Agreement;

(d) There are no pending, or to Seller’s knowledge or the knowledge of any ERISA Affiliate, threatened, Proceedings asserted or instituted by or against any Seller Employee Benefit Plan, the assets of any of the trusts under such plan or by or against the plan sponsor, plan administrator, or any fiduciary thereof (other than routine benefit claims) and to Seller’s knowledge or the knowledge of any ERISA Affiliate, there exist no facts that could form the basis for any such Proceeding;

(e) Except as set forth on Schedule 4.23.2, each such Seller Employee Benefit Plan has been maintained in accordance with its plan documents and with all applicable provisions of the Code and ERISA (including the rules and regulations thereunder) and other applicable law, and none of Seller, or any ERISA Affiliate, any other “party in interest” or “disqualified person” with respect to Seller Employee Benefit Plans has engaged in any “prohibited transaction” within the meaning of Section 4975 of the code or Title I, Part 4 of ERISA;

(f) No Seller Employee Benefit Plan contains any provision that would prohibit the transactions contemplated by this Agreement or which would give rise to any accelerated vesting, severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement and, as of the Closing Date, no payment that is owed by or may become due from Seller to any director, officer, employee or agent of Seller or any ERISA Affiliate will be non-deductible by Buyer by reason of Section 280G of the Code.

(g) Seller has no actual or contingent liability with respect to any Seller Employee Benefit Plan maintained by any ERISA Affiliate;

(h) Except to the extent advance notice may be required by applicable law, each such Seller Employee Benefit Plan (including without limitation each plan covering retirees of Seller, Seller or an ERISA Affiliate or the beneficiaries of such retirees) may be terminated or amended by its sponsoring employer in any manner and at any time, without the consent of and without any further liability to its participants or beneficiaries for benefits that may be accrued or expenses that may be incurred after the date of such termination or amendment; and

(i) Seller has not prepaid or pre-funded any such Seller Welfare Plan through a trust, reserve, premium stabilization or similar account, other than pursuant to an insurance contract which does not include a “fund” as defined in Sections 419(e)(3) and (4) of the Code; neither Seller nor any ERISA Affiliate has ever established or maintained a voluntary employees’ beneficiary association, as defined in Section 501(c)(9) of the Code, whose members include or included current or former employees of Seller or any ERISA Affiliate. With respect to such Seller Employee Benefit Plans, Seller and each ERISA Affiliate will have made, on or before the Closing Date, all payments required to be made by them on or before the Closing Date and will have accrued (in accordance with GAAP) as of the Closing Date all payments due but not yet payable as of the Closing Date.

4.24. Employees, Labor Agreements and Actions.

4.24.1. Schedule 4.24.1 contains an accurate and complete list of all of the employees, independent contractors, consultants and agents of Seller (“Employees”) (including any Employee of Seller who is on a leave of absence or on layoff status) and (a) their titles or responsibilities; (b) their dates of hire; (c) their current salaries or wages and all bonuses, commissions and incentives paid at any time during the past twelve months; (d) any specific bonus, commission or incentive plans or agreements for or with them; (e) the Employee Benefit Plans in which they participate; (f) any outstanding loans or advances made to them; and (g) the location at which such Employee is employed and the employer of such Employee. Since December 31, 2006 and except as disclosed in Schedule 4.24.1, no material alterations have been made in the terms of employment or conditions of service of any Employee or in the pension or other benefits of any Employee or any past officer or employee of Seller or any other dependents and no Employee has been dismissed from Seller and no Employee has resigned from Seller claiming that he or she has been constructively dismissed. No Person is employed or engaged in the Business or Seller (whether under a Contract of employment or Contract for services or otherwise) other than the Employees listed on Schedule 4.24.1.

4.24.2. Except for any limitations of general application which may be imposed under applicable employment Laws, Seller has the right to terminate the employment of each of the Employees at will and without payment to such Employee other than for services rendered through termination and without incurring any penalty or liability other than liability for severance pay in accordance with Seller’s disclosed severance pay policy.

4.24.3. Seller is in compliance with all Laws relating to employment practices except where the failure to comply would not cause a Material Adverse Change. Seller has delivered to Buyer accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former Employees of Seller and has disclosed copies of all service Contracts and Contracts for services.

4.24.4. Seller has never been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of Seller.

4.24.5. Since the formation date of Seller, Seller has not experienced any labor problem that was or is material to it. Seller has no knowledge of any aspect of any employee relationship that has resulted in or contributed to or could be reasonably expected to result in or contribute to, a material degradation of such employee relationship.

4.24.6. Except as set forth on Schedule 4.24.6, to the knowledge of Seller: (i) no Employee has received an offer to join a business that may be competitive with the Business; and (ii) no Employee is a party to or are bound by any confidentiality agreement, non-competition agreement or other Contract (with any Person) that may have an adverse effect on (A) the performance by such Employee of any of his duties or responsibilities as an Employee of Seller, or (B) the Business.

4.24.7. Seller is not aware that any Employee of Seller intends to terminate employment with Seller, nor does Seller have a present intention to terminate the employment of any Employee except in connection with the sale of the Business as contemplated by this Agreement. Except as set forth on Schedule 4.24.7, Seller is not a party to or bound by any currently effective employment Contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement. Seller has complied with all applicable state and federal equal employment opportunity and other laws related to employment (including without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes), and Seller is not aware that it has any union organization activities, threatened or actual strikes or work stoppages.

4.24.8. Except as set forth on Schedule 4.24.8, there is no Person previously employed by Seller who now has or may in the future have a right to return to work (whether for reasons connected with maternity leave, parental leave or absence by reason of illness or incapacity or otherwise) or a right to be reinstated or re-engaged in the Business or to any other compensation from Seller.

4.24.9. Except as set forth in Schedule 4.24.9, there are no amounts outstanding or promised to any of the Employees and no liability has been incurred by Seller which remains undischarged for breach of any Contract of employment or for services or for redundancy payments (including protective awards) or for compensation under any employment legislation or regulations or for wrongful dismissal, unfair dismissal, equal pay, sex, race or disability discrimination or otherwise and no order has been made at any time for the reinstatement or re-engagement of any of the Employees or any Person formerly employed or engaged in the Business.

4.24.10. Except as set forth in Schedule 4.7, there is no claim, litigation, grievance, arbitration, action or dispute existing or, to Seller’s knowledge, threatened or anticipated in respect of or concerning any of the Employees and there are no acts or omissions by Seller in relation to any of the Employees which could give rise to a successful claim against Seller or Buyer.

4.24.11. To Seller’s Knowledge, none of Seller’s executive officers, and none of Seller’s other Employees, is obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or is subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Seller or that would conflict with the Business as presently conducted and as presently proposed to be conducted by Seller. Except as set forth in Schedule 4.5.2, to Seller’s Knowledge, neither the execution of this Agreement nor the transactions contemplated by this Agreement nor the carrying on of the Business by the Employees of Seller, nor the conduct of the Business as presently conducted, will conflict with or result in a breach of terms, conditions or provisions of, or constitute a default under, any Contract, covenant or instrument under which any of such Employees are now obligated.

4.25. Complaints.

Except as set forth in Schedule 4.25, Seller has received no complaints concerning its services that taken individually or together would constitute a Material Adverse Change.

4.26. Marketing Rights.

Except as set forth on Schedule 4.26, Seller has not granted rights to license, distribute, market or sell Seller’s services to any Person and is not bound by any agreement that affects Seller’s exclusive right to distribute, market or sell its products and services.

4.27. Real Property.

Seller does not own any Real Property. Schedule 4.27 contains an accurate and complete list of all Real Property leased or occupied by Seller. All Real Property under lease to or otherwise used by Seller in connection with the Business (the “Seller’s Real Property”) is in good condition, ordinary wear and tear excepted, and is sufficient for Seller’s current operations. To Seller’s Knowledge, neither Seller’s Real Property, nor the occupancy, maintenance or use thereof, is in violation of, or breach or default under, any Contract or Law, and no notice or threat from any lessor, Governmental Body or other Person has been received by Seller claiming any violation of, or breach, default or liability under, any Contract or Law, or requiring or calling attention to the need for any work, repairs, construction, alteration, installations or environmental remediation. To Seller’s Knowledge, no Proceedings are pending which would affect the zoning or use of any of Seller’s Real Property. To Seller’s Knowledge, all utilities, including water, gas, telephone, electricity, sanitary and storm sewers, are currently available to all of Seller’s Real Property at normal and customary rates, and are adequate to serve Seller’s Real Property for Seller’s current use thereof.

4.28. Questionable Payments.

Neither Seller, nor to Seller’s knowledge, any of the current or former shareholders, equity holders, directors, managers, executives, officers, representatives, agents or employees of Seller (when acting in such capacity or otherwise on behalf of Seller or any of its predecessors): (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties; (d) has made any false or fictitious entries on the books and records of Seller; (e) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of Seller; or (f) has made any material favor or gift that is not deductible for Tax purposes using corporate funds or otherwise on behalf of Seller.

4.29. Solvency.

4.29.1. Seller is not now insolvent and will not be rendered insolvent by any of the transactions contemplated herein. As used in this section, “insolvent” means that the sum of the debts and other probable Obligations of Seller exceeds the present fair saleable value of Seller’s assets as a going concern.

4.29.2. Immediately after giving effect to the consummation of the transactions contemplated herein: (i) Seller will be able to pay its Obligations as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; and (iii) Seller will have assets (calculated at fair market value as a going concern) that exceed its Obligations.

4.30. Clients and Suppliers.

Except as set forth on Schedule 4.30, during the six (6) month period prior to the Closing Date, Seller has not experienced termination of any relationships with its clients or suppliers of Seller. Except as set forth on Schedule 4.30, Seller is not aware of any aspect of any client or supplier relationship that has resulted in or contributed to or could reasonably be expected to result in or contribute to, a material degradation in the overall state of such client or supplier relationship.

4.31. Investment Matters.

The Note to be issued to the Seller is being acquired by the Seller for its own account and for investment purposes only and not with a view to, or for sale in connection with, any resale or distribution of the Note. Seller has had access to and has reviewed the Buyer’s financial records. Seller has had the opportunity to ask questions and receive answers from Buyer concerning Buyer, and has been furnished with all other information about Buyer Seller has requested. Seller is an “accredited” investor as defined in Rule 501(a) of the Securities Act of 1933, as amended. Seller has sufficient knowledge and experience in business and financial matters to evaluate the merits and risks of an investment in the Note. Seller understands that such Note is not registered (under federal securities laws or state securities laws) and appropriate legends will be affixed to the Note in that regard. Seller also understands that such Note can not be sold, assigned or transferred unless there is an exemption from such registration.

4.32. FCCS Representations and Warranties.

Seller and Shareholder represent and warrant that the representations and warranties made by FCCS in the Management Agreement are true and correct.

5. Representations and Warranties of Buyer.

As a material inducement to Seller to enter into this Agreement, knowing that Seller is relying thereon, and to carry out the transactions contemplated hereunder, Buyer represents, warrants and covenants with Seller, as follows:

5.1. Organization.

Buyer is a corporation that is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Buyer possesses all required power and authority to own and operate its assets, conduct its business as and where such business is presently conducted, and carry out the transactions contemplated by this Agreement.

5.2. Agreement.

Buyer’s execution, delivery and performance of this Agreement, and its consummation of the transactions contemplated by this Agreement, (a) has been duly authorized by all necessary actions by the board of directors of Buyer; (b) does not constitute a violation of or default under the certificate of incorporation and bylaws of Buyer; (c) does not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which Buyer is a party or by which Buyer is bound; and (d) does not constitute a violation of any Law or Judgment that is applicable to the business or assets of Buyer, or to the transactions contemplated by this Agreement. This Agreement constitutes the valid and legally binding agreement of Buyer, enforceable against it in accordance with its terms.

6. Intentionally Omitted.

7. Closing.

The closing of the sale of the Specified Assets and assumption by Buyer of the Specified Liabilities (the “Closing”) shall take place as of October 5, 2007 (the “Closing Date”) unless extended by the mutual consent of the Parties hereto, following the satisfaction or waiver of all conditions to the obligations of the Parties to this Agreement to consummate the transactions contemplated hereby as set forth in Section 8 (other than conditions with respect to actions to be taken at the Closing itself) at such time and place as the Parties mutually agree upon orally or in writing. The consummation of the transactions contemplated herein shall be retroactively effective as of October 1, 2007 at 12:01 AM EST (the “Effective Date”).

8. Conditions Precedent to Closing.

8.1. Conditions Precedent to the Obligations of Buyer.

The obligations of Buyer under this Agreement are subject to the fulfillment, prior to the Closing, of each of the following conditions (any one or more of which may be waived in whole or in part by Buyer at its sole option and which conditions are set out herein for the exclusive benefit of Buyer):

8.1.1. DPW and County Approvals.

(a) The Department of Public Welfare of the Commonwealth of Pennsylvania (“DPW”) shall have approved the extension of Buyer’s partial hospitalization license to include BHRS in the Covered Area.

(b) The approval of any and all county administrators for the Covered Area in connection with Buyer’s partial hospitalization license extension by DPW shall have been received.

8.1.2. Agreement with VBH.

Value Behavioral Health of Pennsylvania, Inc. (“VBH”) shall have approved the extension of Buyer’s existing agreement with VBH to include BHRS for the Covered Area.

8.1.3. Management Agreement.

Buyer and FCCS shall have entered into the Management Agreement for the purpose of Buyer managing the process of winding down the business and activities of the outpatient mental health clinic of FCCS.

8.1.4. Termination of Staffing Services Agreement.

The staffing services agreement between Seller and FCCS shall have been terminated.

8.1.5. Representations and Warranties; Covenants.

Each of the representations and warranties of Seller and the Shareholder under this Agreement shall be true and correct at and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. Seller and the Shareholder shall have performed and complied with all obligations, covenants and conditions required by this Agreement to be performed or complied with by it or her prior to or on the Closing Date.

8.1.6. Recent Developments.

Since the date hereof, there shall be no fact or circumstance (individually or in the aggregate) which constitutes a Material Adverse Change.

8.1.7. Closing Certificate and Documents.

Seller and Shareholder shall have executed and delivered a certificate, executed by an officer of Seller and Shareholder, dated the Closing Date to Buyer certifying to the fulfillment of the conditions set forth in subsection 8.1.5 and 8.1.6.

8.1.8. Incumbency Certificates.

Seller shall have delivered a certificate of an officer of Seller as to the incumbency and signatures of the officers executing this Agreement.

8.1.9. Resolutions.

Seller shall have delivered copies of the resolutions duly adopted by the shareholders and the board of directors of Seller authorizing Seller to enter into and perform this Agreement, certified by proper officers as in full force and effect on and as of the Closing Date.

8.1.10. Good Standing.

Seller shall have delivered good standing certificates for Seller, dated no earlier than ten days before the date of the date hereof, from Seller’s jurisdiction of incorporation, and from each other jurisdiction in which Seller is qualified or registered to do business as a foreign Entity.

8.1.11. Intentionally Omitted.

8.1.12. Intentionally Omitted.

8.1.13. Applicable Employees Acceptance of Employment.

Each of the Applicable Employees shall have accepted Buyer’s offer of at-will employment.

8.1.14. Opinion of Counsel.

An opinion of counsel to Seller addressed to Buyer in a form satisfactory to Buyer.

8.1.15. Third Party Consents.

All consents, approvals and notifications specifically set forth in Schedule 4.5.1 of the Disclosure Schedules as consents, approvals or notifications to be obtained or given prior to the Closing shall have been obtained or given.

8.1.16. Release of Encumbrances.

Seller shall have obtained a discharge or release of all Encumbrances over or otherwise affecting any of the Specified Assets, and evidence of such discharge or release shall be delivered to Buyer at Closing.

8.1.17. Termination of Obligations. Any and all Obligations of Seller:

(a) due to Shareholder or their Related Parties or affiliates (collectively referred to as the “Seller Obligations”) shall have been paid off by Seller in full satisfaction of such Obligation(s) on or prior to the Closing Date; and

(b) which constitute long-term debt (including the current portion of any long term debt) shall have been paid off by Seller in full satisfaction of such Obligation(s) on or prior to the Closing Date.

8.1.18. Bill of Sale, Assignment and Assumption Agreement; Other Documents.

Buyer shall have received a Bill of Sale, Assignment and Assumption Agreement in form and substance reasonably acceptable to Buyer and such other documents and instruments as Buyer or its counsel may reasonably request.

8.1.19. Reserved.

8.1.20. Lease Matters.

Buyer shall have received assignments, subleases and waiver/estoppel certificates executed by Seller and/or each landlord with respect to Seller’s Real Property described on Schedule 8.1.20 (the “Assigned or Sublet Leaseholds”).

8.1.21. No Action, Suit or Proceeding. No action, suit or proceeding will have been instituted before any court or governmental body or instituted or threatened by any Person which could materially affect the Assets, Obligations, financial condition or prospects of Seller or restrain or prevent the carrying out of the transactions contemplated hereby or seek damages in connection with such transactions.

8.1.22. Financial Statements. Buyer shall have received historical and current financial statements prepared on an accrual basis in accordance with GAAP, to Buyer’s satisfaction, including federal and state income tax returns for fiscal years 2005 and 2006, annual financial statements for 2005 and 2006, and monthly financial statements for 2006 and 2007.

8.1.23. Financing Contingency. Buyer shall have obtained binding commitments necessary to finance all of the transactions contemplated by this Agreement and Seller’s working capital needs, in the sole determination of Buyer.

8.1.24. Due Diligence Review. The satisfactory completion, as determined by Buyer’s sole and absolute discretion, of Buyer’s due diligence regarding Seller and any related transaction, including without limitation, Buyer’s review of the tax implications of the transactions contemplated hereby.

8.1.25. Lender Approval. Buyer’s senior lender, CIT Healthcare, LLC, shall have consented to the transactions contemplated herein.

8.1.26. Name Change Documentation. A draft of an Articles of Amendment amending Seller’s Articles of Incorporation to change its corporate name to one which is not similar to its present corporate name, which Articles of Amendment shall be in proper form and accompanied by the proper check for filing with the Secretary of State of the Commonwealth of Pennsylvania.

8.1.27. Other Documents.

All other agreements, certificates, instruments and documents reasonably requested by Buyer in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

8.2. Conditions Precedent to the Obligations of Seller and Shareholder.

The obligations of Seller and Shareholder to proceed with the Closing hereunder are subject to the fulfillment prior to the Closing of the following conditions (any one or more or which may be waived in whole or in part by Seller and the Shareholder at its or her sole option and which conditions are set out herein for the exclusive benefit of Seller and the Shareholder):

8.2.1. Representations and Warranties; Covenants.

Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, and with reference to such date. Buyer shall have performed and complied with all obligations, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

8.2.2. Closing Certificate.

Buyer shall have furnished to Seller a certificate of one of its officers, dated on the Closing Date, certifying to the fulfillment of the conditions set forth in subsection 8.2.1.

8.2.3. Purchase Price.

Payment of the Purchase Price in accordance with Section 3.

8.2.4. Bill of Sale, Assignment and Assumption Agreement.

Buyer shall have delivered a Bill of Sale, Assignment and Assumption Agreement.

8.2.5. Incumbency Certificates.

Each of Buyer shall have furnished a certificate of secretary of such Party as to the incumbency and signatures of the officers of such Party executing this Agreement.

8.2.6. Resolutions.

Buyer shall have furnished copies of the resolutions duly adopted by the board of directors of Buyer, authorizing Buyer to enter into and perform this Agreement, certified by proper officers as in full force and effect on and as of the date of the date hereof.

8.2.7. Good Standing.

Buyer shall have furnished a good standing certificate of Buyer from its respective jurisdiction of organization, dated no earlier than ten days before the date of the date hereof.

9. Certain Continuing Obligations.

9.1. Transition and Cooperation.

From and after the Closing Date, (a) Seller and Shareholder shall fully cooperate to transfer to Buyer the control and enjoyment of the Business and the Specified Assets; (b) Seller and Shareholder shall not take any action, directly or indirectly, alone or together with others, which obstructs or impairs the smooth assumption by Buyer of the Business and the Specified Assets; (c) Seller and Shareholder shall promptly deliver to Buyer all correspondence, papers, documents and other items and materials received by any of them or found to be in their possession which pertain to the Business or the Specified Assets (other than Seller’s corporate minute books, stock books and related organizational documents). Specifically, Seller and Shareholder shall fully cooperate and assist, to the extent Buyer reasonably requires such cooperation and assistance, in (a) the transition of any and all patient records and files, including the obtaining of consents of each BHRS client serviced by Seller; (b) any matters relating to the extension of Buyer’s partial hospitalization license by DPW and BHRS; (c) the process or procedure, including but not limited to the fulfillment of any conditions, set forth by any county administrator with respect to DPW’s extension of Buyer’s partial hospitalization license and the BHRS to be provided by Buyer in the respective counties; (d) the transition of BHRS in the Covered Area to be provided by Buyer pursuant to the agreement between Buyer and VBH; and (e) the preparation and implementation of a plan of integration to be submitted to JCAHO for purposes of Buyer obtaining JCAHO accreditation.

9.2. Use of Names.

After the Closing Date, Seller and Shareholder shall not use any corporate name, fictitious name, product name or other name used by Seller at any time on or before the date hereof and included in the Specified Assets, except as may be absolutely necessary to perform their obligations hereunder as agreed upon by Buyer in writing in advance. Upon Buyer’s request, Seller and Shareholder shall promptly sign all Consents and other documents that may be necessary to allow Buyer to use or appropriate the use of any name used by Seller at any time on or before the Closing Date and included in the Specified Assets.

9.3. Further Assurances.

At any time and from time to time after the date hereof, at the other Party’s request and expense, and without further consideration, each Party shall promptly execute and deliver all such further agreements, certificates, instruments and documents, and perform such further actions, as such Party may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement. Without limiting the generality of the foregoing, Seller and Shareholder shall timely file all Tax returns and reports required to be filed with respect to the Specified Assets, the Business and operations of Seller for all periods ending on or before the Closing Date.

9.4. Taxes.

9.4.1. Notwithstanding any other provisions of this Agreement to the contrary, Seller shall pay all sales, use, transfer and similar Taxes, if any, required to be paid in connection with the transactions contemplated by this Agreement.

9.4.2. Pursuant to Rev. Proc. 2004-53, 2004-34 I.R. B. 320, provided that Seller provides Buyer with all necessary payroll records for the calendar year which includes the Closing Date, Buyer has the right to elect to furnish a Form W-2 (the “Form W-2”) to each employee employed by Buyer who had been employed by Seller, disclosing all wages and other compensation paid for such calendar year, and taxes withheld therefrom, in which case Buyer and not Seller shall file the Form W-2. Buyer shall notify Seller within 30 days following the Closing Date as to whether Buyer has elected to exercise its rights under this Section 9.4. If Buyer determines not to elect to exercise such rights, Seller shall remain responsible for furnishing the Form W-2 for each such employee.

9.4.3. Seller shall retain all documents and other records for the appropriate period of time as set forth in Treasury Regulation Section 1.6011-4(g) which relate to any Reportable Transaction in which Seller or Seller has participated.

9.5. Access and Maintenance of Records.

From and after the Closing Date, each Party shall afford to other Party, its officers, counsel, accountants and other authorized representatives, reasonable access to Seller’s books and records related to periods prior to the Closing Date during normal business hours and upon reasonable notice from either party, as reasonably required by a requesting Party in connection with (i) performance by Seller of any of Seller’s obligations with respect to any liabilities related to the Assets other than the Specified Liabilities with respect thereto, and with respect to Buyer, performance of the Specified Liabilities, (ii) any claim, action, litigation, program review, audit or other proceeding involving a requesting Party (other than any such claim, action, litigation, program review, audit or proceeding arising under this Agreement or otherwise in which requesting Party and other Party or any of their affiliates are adverse parties) relating to the Business, and (iii) either Party’s preparation of its financial statements and tax returns. The requesting Party, at its expense, may make copies of any such records as may be necessary or appropriate for requesting Party’s use in connection with the foregoing.

9.6. Employees of Seller.

Buyer shall offer at-will employment, effective as of and subject to the Closing, to substantially all employees of Seller who are known by Buyer to be employed by Seller immediately prior to the Closing (all such persons to be offered employment by Buyer being hereinafter referred to as the “Applicable Employees”). Seller and Shareholder shall use their best efforts to get the Applicable Employees to accept such offer.

9.7. Performance of Excluded Liabilities.

9.7.1. From and after the Closing Date, Seller and Shareholder shall perform in a commercially reasonable manner all of the Excluded Liabilities. Until such time as Buyer has been released or discharged with respect to such Specified Liabilities, Seller and Shareholder shall provide Buyer with prompt notice of any assertion with respect to any such Specified Liability of any alleged default, breach or other violation by Seller or Shareholder of any term, condition or covenant of such obligations, and Seller and Shareholder shall use commercially reasonably efforts to resolve, at Seller’s or Shareholder’s sole cost and expense, any such alleged default, breach or other violation. Seller and Shareholder shall use good faith efforts to cause Buyer to be released and discharged with respect to any such Specified Liability. Nothing herein, however, shall be deemed to require that Seller or Shareholder terminate or renegotiate the terms of any agreement governing any of the Excluded Liabilities on terms that would result in a Material Adverse Change.

9.7.2. From and after the Closing Date, Seller and Shareholder shall pay all Current Liabilities as of the Effective Date on a timely basis and shall provide Buyer with written proof of such payment within three (3) business days after such payment.

9.8. Subordination of Note.

Until such time as the Note shall be paid in full, Seller, or its permitted assigns, shall promptly execute, acknowledge and deliver any agreement that any senior lender to Buyer may reasonably request to evidence the Note’s subordination to such senior lender’s interest.

9.9. No Claim, Demand or Action.

Seller and Shareholder each hereby covenant and agree that neither shall bring, nor cause any of its Affiliates to bring, any claim, demand, or action, with respect to the matters listed in Schedule 4.25, under the common law, state law, federal law, or any other law. Seller and the Shareholder expressly acknowledge that it would be extremely difficult to measure the damages that might result from a breach of this covenant, and that any breach of this covenant will result in irreparable injury to Buyer for which money damages could not adequately compensate. If a breach of this covenant occurs, Buyer shall be entitled, in addition to all other rights and remedies that Buyer may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Seller, the Shareholder and all other Persons involved therein from continuing such breach.

9.10. Interim Period Adjustments and Related Matters.

9.10.1. Within twenty (20) days of the end of the last day of the month during which the Closing Date occurs, the Seller shall provide the Buyer a report which shall specify (i) any and all cash and payments, from any source, received by the Seller and any and all cash and payments, from any source, received by Seller with respect to the Business during the period from the Effective Date to the Closing Date, inclusive, and (ii) any and all payments made by the Seller for costs and expenses with respect to the Business (in the ordinary course consistent with past practice), during the period from the Effective Date to the Closing Date, inclusive. If the total in (i) above is greater than the total in (ii) above, Seller shall pay to the Buyer the amount of such difference. If the total in (ii) above is greater than the total in (i) above, Buyer shall pay to the Seller the amount of the such difference. Buyer shall have a ten (10) day period to review each such report and during such period Buyer shall be permitted, at reasonable times and upon reasonable notice, to examine the financial books and records of the Seller related to the Division and pertaining to such reports. If Buyer does not object to the interim period true-up report within the ten (10) day review period, Seller’s interim period true-up report shall be final, conclusive and binding upon the parties. Any payments made under this Section 9.10.1 shall be made in immediately available funds and payment shall be made within three (3) business days of a final determination of such interim period true-up. Any disputes between Buyer and Seller with respect to the interim period true-up report shall be resolved by the Accounting Firm pursuant to the procedures set forth in Section 9.101.2.

9.10.2. If Buyer and Seller cannot resolve the dispute to their mutual satisfaction, Buyer and Seller shall engage or Grant Thornton LLP (the “Accounting Firm”), to resolve the dispute and determine the payments to be made under Section 9.10.1. The costs and expenses of the Accounting Firm shall be borne equally, but severally, by Buyer, on the one hand, and Seller, on the other hand. To the extent that the Accounting Firm desires the Parties to meet in person, the Parties shall choose a mutually acceptable location for such meeting. Each of Buyer and Seller shall cause their accounting professional advisors to provide the Accounting Firm their respective work papers as may be requested by the Accounting Firm. The Accounting Firm shall be requested to complete their engagement within thirty (30) days of being retained by Buyer and Seller. The determination of the Accounting Firm shall be final, binding and conclusive upon the Parties.

9.10.3. The Parties acknowledge and agree that any revenues or expenses (in the ordinary course of business consistent with past practice) with respect to the Business that accrue during the period from the Effective Date to the Closing Date, inclusive, shall constitute Specified Assets and Specified Liabilities, as applicable. Such expenses shall include accrued payroll expense, accrued vacation, accrued rents and similar accrued expenses.

10. Restrictive Covenants of Seller and Shareholder.

10.1. Certain Acknowledgements.

Seller and Shareholder expressly acknowledge that:

(a) The Business is competitive and its market is throughout the United States;

(b) Buyer expends substantial time and money, on an ongoing basis, to train its employees, maintain and expand its customer base, and improve and develop its technology, products and services;

(c) the covenants of this Section 10 (the “Covenants”) are a material part of the agreement among the Parties hereto and are an integral part of the obligations of Seller and the Shareholder hereunder; the Covenants are supported by good and adequate consideration; and the Covenants are reasonable and necessary to protect the legitimate business interests of Buyer.

10.2. Nondisclosure Covenants.

At all times after the date hereof, except with Buyer’s prior written consent, or except in connection with the proper performance of services for Buyer, Seller and the Shareholder shall not, directly or indirectly, in any capacity:

(a) communicate, publish or otherwise disclose to any Person, or use for the benefit of any Person, any confidential or proprietary property, knowledge or information of Buyer or concerning any of its Business, Assets or financial condition, no matter when or how such knowledge or information was acquired including (i) the identity of customers and prospects, their specific requirements, and the names, addresses and telephone numbers of individual contacts at customers and prospects; (ii) prices, renewal dates and other detailed terms of customer Contracts and proposals; (iii) pricing policies, marketing and sales strategies, methods of delivering services, and service development projects and strategies; (iv) designs, concepts, know-how, user manuals, technical manuals and other documentation for computer systems, communications networks and related technologies; (v) employment and payroll records; (vi) forecasts, budgets, acquisition models and other nonpublic financial information; and (vii) expansion plans, management policies, methods of operation, information about possible acquisitions or divestitures and other business and acquisition strategies and policies; or

(b) disclose, use or refer to any proprietary technology, products or services or other confidential or proprietary knowledge or information of Buyer, no matter when or how acquired, for any purpose not in furtherance of the businesses and interests of Buyer including the purposes of designing, developing, marketing and/or selling any technology, products or services that are similar to or competitive with any proprietary technology, products or services of Buyer.

10.3. Non-Competition and Non-Solicitation Covenants.

During the period beginning on the date hereof and ending on the fifth (5th) anniversary of the date hereof (the “Restricted Period”), Seller and the Shareholder, directly, indirectly or either alone or through an Affiliate, as an owner (except as a stockholder owning beneficially or of record less than two percent (2%) of the outstanding shares of any class of publicly traded stock of any issuer), manager, consultant, independent contractor, advisor, proprietor, partner, shareholder, director, officer, employee, agent, lender, guarantor or otherwise, shall not, without the prior written consent of Buyer:

(a)(i) Engage in a Competitive Business; (ii) render any services to a Competitive Business; or (iii) own any interest in any Competitive Business. “Competitive Business” shall mean any Person, other than Buyer or its subsidiaries and its Affiliates, that is providing services similar to, or competitive with, those services that Seller is providing as of the Closing Date (including the Business) or with respect to any government sponsored social services conducted by Buyer or by its parent, The Providence Service Corporation, including, but not limited to, those services provided on Schedule 10.3 attached hereto.

(b) Communicate with, hire, solicit or encourage to leave Buyer’s employment, any individual who at that time either is employed by Buyer or has been employed by Buyer within the preceding two (2) years. If during the Restricted Period any such individual accepts employment with any person, company, employer or other Entity of which the Shareholder or Seller or any of its officers or directors is an officer, director, employee, partner, shareholder (other than of less than 2% of the stock in a publicly traded company) or joint venturer, it will be presumed that the such individual was hired in violation of this provision (“Presumption”). This Presumption may be overcome by the Shareholder or Seller showing by a preponderance of the evidence that the Shareholder or Seller or any of its officers or directors were not directly or indirectly involved in hiring, soliciting or encouraging such individual to leave employment with Buyer; or

(c) Knowingly communicate with (with respect to any Competitive Business), solicit, encourage or attempt to persuade any person or Entity that was a customer, supplier, licensee, licensor, franchisee, consultant, vendor, acquisition target, supplier, client or customer with Buyer within the preceding two (2) years to terminate or modify its relationship with Buyer in connection with the Business or to in any manner interfere with such relationship; or

(d) Sell or otherwise provide, or solicit for the purposes of selling or otherwise providing services or products that are a Competitive Business to any person or Entity that has within the preceding two (2) years purchased any such services or products from Seller or Buyer; or

(e) Knowingly induce or attempt to induce (i) DPW to cease doing business with Buyer or an Affiliate of Buyer or in any way interfere with the relationship between DPW and Buyer and its Affiliates, or (ii) VBH, or its Affiliates, to cease doing business with Buyer or an Affiliate of Buyer or in any way interfere with the relationship between VBH and Buyer and its Affiliate.

For the purposes of this Agreement, “Affiliate” of a Person shall mean any Person who, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession of the power to elect a majority of the board of directors (or other governing body) or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, family relationship or otherwise.

10.4. Certain Exclusions.

For purposes of this Section 10, confidential and proprietary knowledge and information of Buyer shall not include any knowledge and information that is now known by or readily available to the general public, or that becomes known by or readily available to the general public other than as a result of any breach of this Section 10 or any information, the disclosure of which, is required by applicable Law or the valid order of any Governmental Body.

10.5. Enforcement of Covenants.

Seller and the Shareholder expressly acknowledge that it would be extremely difficult to measure the damages that might result from any breach of any of the Covenants, and that any breach of any of the Covenants will result in irreparable injury to Buyer for which money damages could not adequately compensate. If a breach of the Covenants occurs, Buyer shall be entitled, in addition to all other rights and remedies that Buyer may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Seller, the Shareholder and all other Persons involved therein from continuing such breach. The existence of any claim or cause of action that Seller, the Shareholder or any such other Person may have against any member of Buyer shall not constitute a defense or bar to the enforcement of any of the Covenants. If Buyer must resort to litigation to enforce any of the Covenants that has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a breach occurred or, if later, the last day of the original fixed term of such Covenant.

10.6. Scope of Covenants.

If any Covenant, or any part thereof, or the application thereof, is construed to be invalid, illegal or unenforceable, then the other Covenants, or the other portions of such Covenant, or the application thereof, shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or other factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

11. Indemnification.

11.1. Indemnification by Seller and the Shareholder.

11.1.1. Seller and the Shareholder (together the “Seller Group”) shall, jointly and severally, indemnify, defend, save and hold Buyer and its officers, directors, shareholders, employees, agents, representatives and affiliates (collectively, the “Buyer Indemnitees”) harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses, including reasonable attorneys’ fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, (collectively, the “Buyer Damages”), asserted against, imposed upon or resulting to or incurred by any of Buyer Indemnitees resulting from or in connection with, provided that the determination of Buyer Damages shall be made without regard to any Material Adverse Change or knowledge qualifier:

(a) a breach of any of the representations and warranties made by Seller Group in this Agreement, the Disclosure Schedules, the exhibits, certificates or other closing documents delivered by Seller Group pursuant to this Agreement, or in any other certificate furnished pursuant hereto by Seller Group.

(b) any breach of any of the covenants or agreements made by Seller Group in or pursuant to this Agreement;

(c) the payment of any fees or expenses actually paid by Buyer but payable by Seller Group pursuant to the terms of this Agreement;

(d) any Obligation (including any Obligation for Taxes) arising out of ownership or operation of the Specified Assets or the other Assets of Seller Group prior to the Closing Date (including Excluded Liabilities), other than the Specified Liabilities;

(e) any noncompliance with any “bulk sale” or fraudulent transfer law or similar law in respect of the transaction contemplated under this Agreement;

(f) any brokerage or finder’s fees or commission or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller Group (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement;

(g) any product or service produced or provided by Seller Group, to the extent provided prior to the Closing Date; and

(h) any breach of any representations, warranties or covenants made by FCCS in the Management Agreement.

11.2. Indemnification by Buyer.

11.2.1. Buyer shall indemnify, defend, save and hold Seller and the Shareholder and its officers, managers, members, employees, agents, representatives and affiliates (collectively, the “Seller Indemnitees”) harmless from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses, including reasonable attorneys’ fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing net of receipt of insurance or other proceeds (net of any expenses to obtain recovery and retroactive adjustment or other reimbursement to the insurer or other payor in respect to such payment) and Tax benefits (net of any expenses to obtain such benefits) (collectively, the “Seller Damages”) asserted against, imposed upon or resulting to or incurred by any Seller Indemnitees resulting from or in connection with:

(a) a breach of any of the representations and warranties made by Buyer in this Agreement, the Disclosure Schedules, the exhibits, certificates or other closing documents delivered by Buyer pursuant to this Agreement, or in any other certificate furnished pursuant hereto by Buyer;

(b) a breach of any of the covenants or agreements made by Buyer in or pursuant to this Agreement;

(c) the Specified Liabilities;

(d) any brokerage or finder’s fees or commission or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Buyer (or any Person acting on its behalf) in connection with any of the transactions contemplated by this Agreement; and

(e) any Obligation arising out of ownership or operation of the Specified Assets from and after the Closing Date

11.3. Setoff.

In addition to all other rights and remedies, Buyer shall first deduct the amount of Buyer Damages from the principal balance under the Note to satisfy any indemnification matters under this Section 11.

11.4. Notice of Claims.

If an Indemnitee (an “Indemnified Party”) believes that it has suffered or incurred any Buyer Damages or Seller Damages, as the case may be (“Damages”), for which it is entitled to indemnification under this Section 11, or has discovered the liability, obligation or facts giving rise to such claim for indemnification, such Indemnified Party shall so notify the Party from whom indemnification is being claimed (the “Indemnifying Party”) in writing with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any action at Law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall promptly notify the Indemnifying Party in writing of such action or suit. The failure of an Indemnified Party to give any notice required by this Section 11.4 shall not affect any of such party’s rights under this Section 11 except and to the extent that such failure is prejudicial to the rights or obligations of the Indemnified Party.

11.5. Determination of a Claim.

After the expiration of a period of thirty (30) days following the time of delivery of the notice of claim described in Section 11.4 (a “Notice of Claim”) to the Indemnifying Party, the Indemnified Party’s indemnification right shall be deemed perfected unless (a) any Indemnifying Party shall object in a written statement delivered to the Indemnified Party to the claims made in the Notice of Claim and (b) such statement shall have been delivered to the Indemnified Party prior to the expiration of such thirty (30) day period. Any indemnification claim that is deemed to be perfected under this Section 11.5 because the Indemnifying Party does not object thereto in the manner described in the preceding sentence is referred to herein as an “Agreed Claim.” For any indemnification claim by a Buyer Indemnitee that is deemed to be perfected under this Section 11.5, for which a Notice of Claim was delivered to the Indemnifying Party on or before the applicable time period specified, Buyer may submit to the Indemnifying Party a certificate signed by an officer of Buyer describing the Agreed Claim and certifying as to Buyer’s entitlement to indemnification from Indemnifying Party with respect to such Agreed Claim.

11.6. Resolution of Conflicts.

If an Indemnifying Party shall object in writing to an exercise of an Indemnified Party’s rights in respect of any claim or claims made in any Notice of Claim, the Parties shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims pursuant to Section 11 hereof within sixty (60) days after objection by the Indemnifying Party. If the Parties should so agree on a claim, a memorandum setting forth such agreement shall be prepared and signed by such Parties (with a statement of the amount, if any, to be distributed to the Indemnified Party).

11.7. Third Party Claims.

The Indemnifying Party shall have the right to conduct and control, through counsel of its choosing and reasonably acceptable to the Indemnified Parties, any third party claim, action or suit and the Indemnifying Party may compromise or settle the same, provided that the Indemnifying Party shall give the Indemnified Parties advance notice of any proposed compromise or settlement. The Indemnifying Party shall permit the Indemnified Parties to participate in the defense of any such action or suit through counsel chosen by them, provided that the fees and expenses of such counsel shall be borne by the Indemnified Parties. If the Indemnifying Party undertakes, conducts and controls the conduct and settlement of such action or suit, (a) the Indemnifying Party shall not thereby permit to exist any Encumbrance or other adverse charge upon any asset of the Indemnified Party, (b) the Indemnifying Party shall not consent to any settlement that does not include as an unconditional term thereof the giving of a complete release from liability with respect to such action or suit to the Indemnified Party, (c) the Indemnifying Party shall permit the Indemnified Party to participate in (but not control) such conduct or settlement, at the Indemnified Party’s sole expense, through counsel chosen by the Indemnified Party and (d) the Indemnifying Party shall agree promptly to reimburse the Indemnified Party for the full amount of any Damages, including fees and expenses of counsel for the Indemnified Party incurred after giving the foregoing notice to the Indemnifying Party and prior to the assumption of the conduct and control of such action or suit by the Indemnifying Party.

11.8. Limits on Indemnification.

The maximum aggregate liability that Buyer, on one hand, and Seller Group, on the other hand, shall, with respect to claims for indemnification under Section 11.1.1(a) and Section 11.2.1(a), be One Million Five Hundred Thousand Dollars ($1,500,000) (the “Cap”), other than with respect to indemnification matters relating to (a) (i) Section 4.1 (Organization, Good Standing, Qualification and Capitalization), (ii) Section 4.3 (Authorization), (iii) Section 4.14 (Taxes), (iv) Section 4.16 (Environmental Matters), (v) Section 4.21 (Title to Property and Assets), and (vi) Section 4.23 (Employee Benefits) for which the maximum aggregate liability shall be the amount of the Purchase Price, and (b) (i) fraud, misrepresentation, intentional misconduct or bad faith, (ii) any indemnification matters relating to Sections 11.1.1(b), 11.1.1(c), 11.1.1(e), 11.1.1(f), 11.1.1(h) and 11.1.1(i), (iii) any indemnification matters relating to the matters disclosed on Schedule 4.7, Schedule 4.13 (items 5 and 6) or Schedule 4.25, (iv) any indemnification matters relating to the matters disclosed on Schedule 4.4.1, Schedule 4.4.2, Schedule 4.7, Schedule 4.13 (items 5 and 6) and Schedule 4.25 of the

Management Agreement and (v) any healthcare regulatory compliance matters under the Laws pertaining to any of the operations of the Seller, the Shareholder and their Affiliates. for which the maximum aggregate liability shall not be limited. Collectively, the items specified in subsections (a) and (b) above are referred to as the “Carve-Outs”.

11.9. Survival.

All representations and warranties made in this Agreement or pursuant hereto and any rights to indemnification for a breach of a representation and warranty shall survive until the one year anniversary of the Closing Date; provided, however, that the representations and warranties made by Seller Group pursuant to (a) any indemnification matters relating to or arising under any of the Carve-Outs and (b) fraud, misrepresentation, intentional misconduct or bad faith, for which the survival period shall be unlimited.

11.10. Payment of Damages.

Any Damages to which Seller Group becomes obligated to pay under this Section 11 shall be first offset from the principal amount of the Note and then by Seller Group within three (3) business days of such determination. Any damage to which Buyer becomes obligated to pay under this Section 11 shall be paid by Buyer within three (3) business days of such determination. Upon payment of any such Damages, the Purchase Price (and the amount allocated to “goodwill” in the Purchase Price Allocation) shall automatically be deemed adjusted accordingly.

11.11. Exclusive Remedies.

Other than remedies for injunctive or other equitable relief, the remedies described in this Section 11 shall be the Parties’ exclusive remedies for any breach of this Agreement.

12. Other Provisions.

12.1. Press Release and Public Announcement.

Immediately following the date hereof, each Party shall cooperate with the other Party to prepare and issue a press release announcing the execution of this Agreement. No Party shall issue any other press release or make any other public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party which approval shall not be unreasonably withheld; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable efforts to advise the other party prior to make the disclosure).

12.2. Fees and Expenses.

Each of the Parties shall pay all of the fees and expenses incurred by such Party in negotiating and preparing this Agreement (and all other Contracts and documents executed in connection herewith or therewith) and in consummating the transactions contemplated hereby.

Without in any manner limiting the foregoing, all legal, accounting and other professional fees and expenses incurred by Seller and Shareholder shall not be assumed by Buyer and shall not be included in the Specified Liabilities. Buyer shall pay the fees and expenses of the broker, Angler West Consultants, Inc.

12.3. Notices.

All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one business day after being sent by a nationally recognized overnight delivery service, postage or delivery charges prepaid or five business days after being sent by registered or certified mail, return receipt requested, postage charges prepaid. Notices also may be given by facsimile or email and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in one of the manners provided in the preceding sentence. Notices to Seller and the Shareholder shall be sent to 1636 Highland Road, Hermitage, Pennsylvania 16148 with a copy sent simultaneously to Feldstein Grinberg Stein & McKee, P.C., 428 Boulevard of the Allies, Pittsburgh, Pennsylvania 15219, Attention: Daniel J. McNulty, Esquire. Notices to Buyer shall be sent to Buyer’s address stated on page one of this Agreement to the attention of its President, with copies sent simultaneously to (i) The Providence Service Corporation, 5524 East 4th Street, Tucson, Arizona 85711, Attention: Fred Furman, Esquire, General Counsel and (ii) Blank Rome LLP, One Logan Square, Philadelphia, Pennsylvania 19103, Attention: Thomas Dwyer, Esquire. A Party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 12.3, provided that any such change of address notice shall not be effective unless and until received.

12.4. Interpretation of Representations.

Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the Parties, whether or not covering related or similar matters, and must be independently and separately satisfied; provided, however, that an exception disclosed pursuant to any specific section or sections of the Agreement shall be deemed to be disclosed for purposes of any other section of the Agreement only if such deemed disclosure with respect to such section would be reasonably apparent from the actual text of the representation and warranty.

12.5. Reliance by Buyer.

Notwithstanding the rights of Buyer to investigate the Business, Assets and financial condition of Seller, and notwithstanding any knowledge obtained or obtainable by Buyer as a result of such investigation, Buyer has the unqualified right to rely upon, and have relied upon, each of the representations and warranties made by Seller in this Agreement (as may be modified by the Disclosure Schedules) or pursuant hereto.

12.6. Entire Understanding.

This Agreement, together with the Exhibits and Disclosure Schedules hereto, state the entire understanding among the Parties with respect to the subject matter hereof, and supersede all prior oral and written communications and agreements, including any offering materials delivered to Buyer by or on behalf of Seller, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof including all confidentiality letter agreements and letters of intent previously entered into among some or all of the Parties hereto excluding (i) the confidentiality provisions contained in the letter of intent dated June 25, 2007, and (ii) the Confidentiality Agreement dated October 23, 2006 between Seller and The Providence Service Corporation, which shall continue to be effective from the date of this Agreement until the Closing. No amendment or modification of this Agreement shall be effective unless in writing and signed by the Party against whom enforcement is sought. Nothing contained in Section 11 or elsewhere in this Agreement shall be deemed to limit (or adversely affect) in any manner any right or remedy of any Party under any of the other agreements contemplated by this Agreement.

12.7. Assignment.

This Agreement shall bind, benefit, and be enforceable by and against Buyer, Seller, the Shareholder, and their respective heirs, personal representatives, successors and consented-to assigns. No Party shall in any manner assign any of its rights or obligations under this Agreement without the express prior written consent of the other Party, provided, however, that Buyer may assign its rights under this Agreement to any one of its affiliates (provided that such assignment shall not relieve Buyer of liability for any obligations hereunder).

12.8. Waivers.

Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the Party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between or among any of the Parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

12.9. Severability.

If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

12.10. Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

12.11. Section Headings.

Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its construction or interpretation.

12.12. References.

All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

12.13. Controlling Law.

THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF PENNSYLVANIA.

12.14. Jurisdiction and Process.

The courts located in Philadelphia, Pennsylvania (state and federal) have exclusive jurisdiction to hear and decide any suit, action or Proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement, and, for these purposes, each Party irrevocably submits to the jurisdiction of the courts located in Philadelphia, Pennsylvania (state and federal). Each Party irrevocably waives any objection which it might at any time have to the courts of Pennsylvania being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts located in Philadelphia, Pennsylvania are not a convenient or appropriate forum. Process by which any Proceedings are begun in the courts located in Philadelphia, Pennsylvania (state and federal) may be served on any of the Parties by being delivered to such Party’s address set forth on the first page of this Agreement. Nothing contained in this Section 12.14 shall affect the right to serve process in another manner permitted by law.

12.15. Waiver of Jury Trial.

EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

12.16. No Third-Party Beneficiaries.

No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the Parties hereto including any customer, prospect, supplier, employee, contractor, salesman, agent or representative of Seller.

12.17. Delivery by Facsimile or E-mail.

This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other mutually agreed upon electronic means of delivery, shall be treated in all manner and respect as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such agreement or instrument contemplated hereby shall raise the use of a facsimile machine or other mutually agreed upon electronic means to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other mutually agreed upon means of electronic transmittal as a defense to the formation or enforceability of a Contract and each such Party forever waives any such defense.

12.18. Interpretation of Agreement.

The Parties hereto acknowledge and agree that this Agreement has been negotiated at arm’s-length and among Parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties as set forth in this Agreement.

[Signature page follows]

The Parties have executed this Agreement, intending to be legally bound hereby, as of the date first above written.

BUYER:

CHILDREN’S BEHAVIORAL HEALTH, INC.

By:	/s/ Craig A. Norris
Name:	Craig A. Norris
Title:	President

SELLER:

FAMILY & CHILDREN’S SERVICES, INC.

By:	/s/ Mary L. White
Name:	Mary L. White
Title:	President

SHAREHOLDER:

/s/ Mary L. White
MARY L. WHITE, as an Individual

The list of omitted exhibits and schedules to this agreement appears on pages (iv) and (v) of this agreement. The Providence Service Corporation agrees to furnish supplementally a copy of such exhibits and/or schedules to the Securities and Exchange Commission upon request.